UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BIOSOURCE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value of $0.001 per share, of BioSource International, Inc.
	(2)	Aggregate number of securities to which transaction applies:(1)

9,866,658 shares of Common Stock
1,683,292 shares of Common Stock issuable upon the exercise of options with exercise price less than $12.50 per share
1,287,000 shares of Common Stock issuable upon the exercise of warrants

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum proposed cash payment to be transferred to security holders in the transaction is approximately $137,478,244, of which (i) $12.50 is payable per share of Common Stock, (ii) approximately $5.75 is payable per outstanding option (which is the difference between $12.50 and $6.75, the average exercise price of such options), and (iii) $3.50 is payable per outstanding warrant (which is the difference between $12.50 and $9.00, the exercise price of the warrants).

	(4)	Proposed maximum aggregate value of transaction:
$137,478,244
	(5)	Total fee paid:
$16,181.19
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

(1)   To be updated as necessary.

Preliminary Proxy Statement
Dated August     , 2005, Subject to Completion

542 Flynn Road
Camarillo, CA 93012

Dear Stockholder:

On behalf of the board of directors of BioSource International, Inc., you are cordially invited to attend a special meeting of the stockholders of BioSource to be held at 542 Flynn Road, Camarillo, CA 93012 on       , 2005, at 9:00 a.m. Pacific time. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 25, 2005, by and among Invitrogen Corporation, Errol Acquisition Corporation and BioSource, referred to in this proxy statement as the merger agreement, and to approve the merger contemplated by the merger agreement. If the merger is completed, BioSource will become a wholly owned subsidiary of Invitrogen, and you will receive $12.50 in cash, without interest, for each share of our common stock that you own.

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, BioSource and its stockholders and recommends that you vote FOR the adoption of the merger agreement and approval of the merger at the special meeting.

Our board of directors also recommend that our stockholders vote FOR approval of adjournment of the special meeting of stockholders, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to adopt and approve the merger agreement and the merger. Genstar Capital Partners II, L.P. and Stargen II LLC have agreed pursuant to a voting agreement with Invitrogen to vote all of their shares of BioSource common stock, representing approximately 23.2% of our issued and outstanding shares, in favor of adoption of the merger agreement and approval of the merger.

Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Your vote is very important to BioSource.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about BioSource from documents that we have filed with the Securities and Exchange Commission. If the merger agreement is adopted by the requisite holders of our common stock, the closing of the merger will occur as soon as possible after the special meeting.

On behalf of BioSource’s directors and officers, I wish to thank you for your interest in BioSource and urge you to vote FOR the adoption of the merger agreement and approval of the merger.

Sincerely,

Terrance J. Bieker
President and Chief Executive Officer

This proxy statement is dated August      , 2005 and is first being mailed to stockholders on or about August     , 2005

542 Flynn Road
Camarillo, CA 93012

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on       , 2005

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of BioSource International, Inc., a Delaware corporation, will be held at 542 Flynn Road, Camarillo, CA 93012, on       , 2005, at 9:00 a.m. Pacific time. The purpose of the meeting will be:

1.                To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 25, 2005, among Invitrogen Corporation, a Delaware corporation, Errol Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Invitrogen Corporation, and BioSource, pursuant to which BioSource will become a wholly owned subsidiary of Invitrogen and each outstanding share of our common stock will be converted into the right to receive $12.50 in cash (less applicable withholding taxes), and to approve the merger of BioSource with Errol Acquisition Corporation as contemplated thereby;

2.                To consider and vote upon a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies; and

3.                To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice, which you are encouraged to read in its entirety. The board of directors of BioSource has fixed the close of business on     , 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, BioSource had outstanding and entitled to vote      shares of common stock. Holders of BioSource common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights” beginning on page    of this proxy statement.

Genstar Capital Partners II, L.P. and Stargen II LLC have agreed pursuant to a voting agreement with Invitrogen to vote all of their shares of BioSource common stock, representing approximately 23.2% of our issued and outstanding shares, in favor of adoption of the merger agreement and approval of the merger.

Whether or not you plan to attend the special meeting in person, please submit your proxy or voting instructions as soon as possible. You can vote your shares prior to the special meeting by telephone or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card. Voting by either of these methods will ensure that you are represented at the special meeting even if you are not present in person. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

The BioSource board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger at the special meeting.

By Order of the Board of Directors,
Terrance J. Bieker
President and Chief Executive Officer
August , 2005

YOUR VOTE IS IMPORTANT

Whether or not you expect to be at the special meeting, please mark, sign, date and return the enclosed proxy card in the enclosed self-addressed envelope or submit a proxy by telephone.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.              When and where will the special meeting be held?

A.              The special meeting of the stockholders will take place at 542 Flynn Road, Camarillo, CA 93012 on     , 2005, at 9:00 a.m. Pacific time.

Q.              What proposals will be voted on at the special meeting?

A.              The following two proposals will be voted on at the special meeting:

•       The first proposal to be voted on is a proposal to adopt the Agreement and Plan of Merger dated as of July 25, 2005, among Invitrogen Corporation, a Delaware corporation, Errol Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Invitrogen Corporation, and BioSource.

•       The second proposal to be voted on is a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

Q.              What will BioSource’s stockholders receive in the merger?

A.              As a result of the merger, our stockholders will receive $12.50 in cash, without interest and subject to any applicable withholding taxes, for each share of common stock they own (other than shares held by stockholders who perfect their appraisal rights; see “The Merger—Appraisal Rights” beginning on page    of this proxy statement). For example, if you own 100 shares of our common stock, you will receive $1250.00 in cash, subject to any applicable withholding taxes, in exchange for your BioSource shares.

Q.              What do I need to do now?

A.              We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Thereafter, return your completed, dated and signed proxy card in the enclosed self-addressed envelope, or submit a proxy by telephone, as soon as possible so that your shares can be voted at the special meeting.

Q.              How does BioSource’s board of directors recommend I vote?

A.              At a meeting held on July 25, 2005, our board of directors determined unanimously that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, BioSource and its stockholders, declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement. Our board of directors recommends that you vote FOR the adoption of the merger agreement and the approval of the merger and FOR the adjournment proposal.

Q.              What happens if I do not return a proxy card by mail or telephone?

A.              The failure to return your proxy card will have the same effect as voting against the merger.

Q.              May I vote in person?

A.              Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If you shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q.              May I change my vote after I have mailed my signed proxy card or submitted a proxy by telephone?

A.              Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in the following ways:

•       Send a written, dated notice to our Secretary stating that you would like to revoke your proxy;

•       Complete, date and submit a new proxy card; or

•       Attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Q.              If my broker holds my shares in “street name,” will my broker vote my shares for me?

A.              Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q.              What vote of the stockholders is required to approve the merger agreement?

A.              To approve the merger agreement, stockholders of record as of     , 2005, holding a majority of the outstanding shares of BioSource common stock must vote FOR the adoption of the merger agreement and approval of the merger. There are      shares of BioSource common stock entitled to be voted at the special meeting. Stockholders holding approximately 23.2% of the outstanding shares of BioSource common stock have entered into a voting agreement with Invitrogen whereby, among other things, such stockholders have agreed to vote their shares of BioSource common stock held by them in favor of the merger agreement and appointed Invitrogen and its designees as their proxy and attorney-in-fact to vote the shares of BioSource common stock held by them in favor of adoption of the merger agreement and approval of the merger.

Q.              What will happen to BioSource as a result of the merger?

A.              If the merger is completed, BioSource will become a wholly owned subsidiary of Invitrogen.

Q.              Will I own any shares of BioSource common stock after the merger or will I receive any shares of Invitrogen common stock as a result of the merger?

A.              No. You will be paid in cash for your shares of BioSource common stock. BioSource stockholders will not have the option to receive Invitrogen common stock in exchange for their shares.

Q.              What happens to BioSource stock options and warrants in the merger?

A.              Holders of BioSource stock options and/or warrants will be entitled to receive a cash payment equal to the excess, if any, of $12.50 over the exercise price of such stock option or warrant multiplied by the number of shares of common stock subject to such stock option or warrant, without interest and subject to any applicable withholding taxes, whether or not, in the case of stock options, then vested or exercisable. Invitrogen will not assume any BioSource stock options as a result of the merger.

Q.              What happens to BioSource’s employee stock purchase plan in the merger?

A.              Prior to the effective time of the merger, BioSource will establish a final purchase date under the BioSource employee stock purchase plan and any purchase periods then in progress will end and any unvested shares issued to BioSource employees pursuant to such BioSource employee stock purchase plan will be accelerated, and vested and the BioSource employee stock purchase plan will be terminated. At the effective time of the merger, all outstanding purchase rights under the employee stock purchase plan will automatically be exercised on the final purchase date, and each share of BioSource common stock purchased under those exercised rights and all shares pursuant to the employee stock purchase plan will be cancelled and converted into the right to receive $12.50 in cash, without interest and subject to any applicable withholding taxes.

Q.              What happens if I sell my shares before the special meeting?

A.              The record date for the special meeting is earlier than the expected completion date of the merger. If you held your shares of BioSource common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of BioSource common stock.

Q.              Will the merger be taxable to me?

A.              Generally, yes. For U.S. federal income tax purposes, generally you will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between $12.50 per share and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you hold your BioSource shares as capital assets and have held your BioSource shares for more than one year prior to the surrender of such shares. See “The Merger—United States Federal Income Tax Consequences” beginning on page    of this proxy statement.

Q.              Am I entitled to dissenter’s or appraisal rights?

A:             Yes. If you wish to exercise your appraisal rights, you must not vote in favor of the merger and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “The Merger—Appraisal Rights” beginning on page     of this proxy statement.

Q:             Should I send in my stock certificates now?

A:             No. After the merger is completed, you will receive written instructions for exchanging your shares of BioSource common stock for the merger consideration of $12.50 in cash, without interest and subject to any applicable withholding taxes, for each share of BioSource common stock.

Q:             When do you expect the merger to be completed?

A:             BioSource is working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, BioSource must obtain applicable regulatory approvals and satisfy all other closing conditions. However, BioSource cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:             When will I receive the cash consideration for my shares of BioSource common stock?

A:             After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will as promptly as practicable receive from the paying agent a payment of the cash consideration for your shares.

Q:             Whom should I contact if I have additional questions?

A:             If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact      at      or D.F. King & Co., Inc., our proxy solicitor, at      . Our public filings can be accessed at the Securities and Exchange Commission’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page     of this proxy statement.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be completed in a timely manner, if at all, risks regarding employee retention and other risks detailed in our and Invitrogen’s current filings with the United States Securities and Exchange Commission (referred to in this proxy statement as the SEC), including our most recent filings on Form 10-K, as amended, or Form 10-Q, which discuss these and other important risk factors concerning our operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

SUMMARY

This summary highlights selected information contained in this proxy statement about the proposed merger and may not contain all of the information that is important to you as a BioSource stockholder. Accordingly, we encourage you to read carefully this entire document and the other documents to which we refer you.

The Companies

BioSource International, Inc.

We manufacture, market and distribute products used worldwide for understanding disease and developing new drug therapies and medical diagnostics. Our products enable biomedical researchers to better understand disease processes as well as the biochemistry, immunology and cell biology of the human body. We offer a wide variety of products that are grouped into the following three categories: Assays (test kits); Biologicals (antibodies and bioactive proteins) and Other (serum, media, oligonucleotides and clinical diagnostics).

We were incorporated in Delaware in 1993. Our principal executive offices are located at 542 Flynn Road, Camarillo, California 93012. Our telephone number is (805) 987-0086.

Invitrogen Corporation

Invitrogen is a leading developer, manufacturer and marketer of research tools in reagent, kit and high throughput application forms to customers engaged in life sciences research, drug discovery, diagnostics and the commercial manufacture of biological products. Additionally, Invitrogen is a leading supplier of sera, cell and tissue culture media and reagents used in life sciences research, as well as in processes to grow cells in the laboratory and produce pharmaceuticals and other high valued proteins.

Invitrogen was incorporated in California in 1989, was reincorporated in the State of Delaware in 1997, and is headquartered at 1600 Faraday Avenue, Carlsbad, California 92008. Invitrogen’s telephone number is (760) 603-7200.

Errol Acquisition Corporation

Errol Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Invitrogen. Errol was organized solely for the purpose of entering into the merger agreement with BioSource and completing the merger and has not conducted any business operations.

The Merger

The Merger

Pursuant to the merger agreement, Errol will merge with and into BioSource, with BioSource being the surviving corporation. After the merger, Invitrogen will own all of BioSource’s outstanding stock. BioSource stockholders will receive cash in the merger in exchange for their BioSource common stock. A copy of the merger agreement is attached as Annex A to this proxy statement. BioSource encourages you to read the merger agreement carefully and fully as it is the definitive agreement that governs the merger.

Merger Consideration (See page 37)

If the merger is completed, stockholders who do not exercise appraisal rights will receive $12.50 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of BioSource common stock that a stockholder owns. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a BioSource stockholder.

Treatment of Stock Options (See page 38)

Holders of BioSource stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess, if any, of $12.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable.

Treatment of Warrants (See page 38)

Holders of BioSource warrants will be entitled to receive, for each warrant, an amount in cash equal to the excess, if any, of $12.50 over the exercise price of such warrant multiplied by the number of shares subject to such warrant, without interest and subject to any applicable withholding taxes.

Treatment of Employee Stock Purchase Plan (See page 38)

Prior to the effective time of the merger, BioSource will establish a final purchase date under the BioSource employee stock purchase plan and any purchase periods then in progress will end and any unvested shares issued to BioSource employees pursuant to such BioSource employee stock purchase plan will be accelerated, and vested and the BioSource employee stock purchase plan will be terminated. At the effective time of the merger, all outstanding purchase rights under the employee stock purchase plan will automatically be exercised on the final purchase date, and each share of BioSource common stock purchased under those exercised rights and all shares pursuant to the employee stock purchase plan will be cancelled and converted into the right to receive $12.50 in cash, without interest and subject to any applicable withholding taxes.

Market Price (See page 54)

BioSource common stock is listed on The Nasdaq National Market under the symbol “BIOI.” On July 25, 2005, the last full trading day prior to the public announcement of the proposed merger, BioSource common stock closed at $11.40 per share. On August     , 2005, the last trading day prior to the date of this proxy statement, BioSource common stock closed at $     per share.

Reasons for the Proposed Merger (See page 21)

The factors considered by the BioSource board of directors in evaluating the merger included the following:

•       The financial terms of the transaction, including:

•        the fact that the consideration to be paid by Invitrogen is all cash; and

•        the relationship of the merger consideration to the recent and historical market prices and trading activity of shares of BioSource common stock. The BioSource board of directors considered that the merger consideration represents (i) a premium of 15.8% to the average closing price of shares of BioSource common stock reported by The Nasdaq National Market for the thirty trading-days ending on July 22 2005, (ii) a premium of 28.5% to the average closing price of the shares of BioSource common stock reported by The Nasdaq National Market for the ninety trading-days ending on July 22 2005, and (iii) a premium of 62.1% to the average closing price of the shares of BioSource common stock reported by The Nasdaq National Market for the 12-month period ending on July 22, 2005;

•       The fact that Invitrogen’s obligation to consummate the merger is subject to a limited number of conditions. The BioSource board of directors also considered the fact that Invitrogen’s obligation to consummate the merger is not subject to any financing contingencies;

•       The BioSource board of directors’ familiarity with, and management’s view of, the financial condition, operations and businesses of BioSource, including the risks and prospects of BioSource going forward as an independent company;

•       The fact that over a period of several months in 2005 UBS solicited and received indications of interest from a number of potential purchasers interested in acquiring BioSource in a process designed to maximize stockholder value;

•       The BioSource board of directors’ view that conducting an additional public auction process before selling the company would be detrimental to BioSource and its stockholders by (a) potentially losing the opportunity to effect the proposed transaction with Invitrogen on the terms contemplated by the merger agreement and (b) significantly disrupting BioSource’s existing operations and exposing it to potential employee and customer loss and other risks that are inherent in a public auction;

•       The fact that, in view of the prior efforts of BioSource and UBS to find potential acquirers, it was unlikely that any other party would propose to enter into a transaction more favorable to BioSource and its stockholders;

•       The fact that the merger agreement permits BioSource, under certain conditions, to provide information to, and negotiate with, any third party that may make an unsolicited acquisition proposal that the BioSource board of directors reasonably believes could result in a superior proposal;

•       The fact that the merger agreement can be terminated by BioSource under certain circumstances if the board of directors receives a superior proposal;

•       The fact that Genstar Capital Partners II, L.P. and Stargen II LLC, which collectively hold approximately 23.2% of BioSource’s outstanding common stock, entered into a voting agreement with Invitrogen, pursuant to which they agreed to vote all of the shares of BioSource common stock beneficially owned by them in favor of the merger, thereby significantly increasing the likelihood of receiving shareholder approval; and

•       The opinion of UBS Securities LLC (referred to in this proxy statement as UBS), BioSource’s financial advisor, that, as of July 25, 2005, and based upon and subject to the factors, assumptions, limitations and qualifications set forth in the opinion, the $12.50 in cash per share of BioSource common stock to be received by holders of shares of BioSource common stock pursuant to the merger agreement is fair from a financial point of view to such holders (other than Genstar Capital Partners II, L.P., Stargen II LLC or their affiliates). The full text of UBS’ written opinion, dated July 25, 2005, is attached to this proxy statement as Annex B;

The BioSource board of directors also identified and considered several potentially countervailing factors in its deliberations concerning the merger, including the following:

•       The risk that key employees of BioSource could depart or be distracted by the process of the merger and the subsequent integration of BioSource and Invitrogen businesses;

•       The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•       The risk that the merger might not be completed and the potential adverse effects of the failure to consummate the merger on BioSource’s operating results;

•       The significant transaction costs that will be incurred by BioSource in connection with the proposed transactions;

•       The risk that, as a result of the announcement of the merger, BioSource’s existing relationships with suppliers and customers could be impaired and BioSource may have difficulty attracting new customers;

•       The decreased likelihood of a competing third-party acquisition proposal in light of:

•        BioSource’s agreement not to solicit acquisition proposals; and

•        the $4,528,000 termination fee;

•       The fact that certain officers and directors of BioSource have interests in the merger that may conflict with the interests of BioSource and its stockholders;

•       The fact that BioSource’s stockholders would not benefit from any future appreciation in the value of shares of BioSource common stock; and

•       The fact that the merger would constitute a taxable transaction.

Opinion of BioSource’s Financial Advisor to Our Board of Directors (See page 23)

In connection with the merger, our board of directors received a written opinion from UBS, dated July 25, 2005, that as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the $12.50 per share in cash to be received by the holders of our common stock was fair, from a financial point of view, to such holders (other than Genstar Capital Partners II, L.P., Stargen II LLC or their affiliates). The full text of UBS’ written opinion, dated July 25, 2005, is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was delivered to our board of directors in its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger.

Recommendation to Stockholders (See page 22)

Our board of directors, by unanimous vote, has determined that the merger agreement is advisable, fair to, and in the best interests of our stockholders and has approved the merger agreement. Our board of directors recommends that you vote FOR adoption of the merger agreement and approval of the merger at the special meeting.

Vote Required (See page 16)

The affirmative vote of the holders of a majority of the outstanding common shares of BioSource common stock is required to approve the merger agreement. The merger is not contingent upon the approval at the special meeting of any other proposal presented to BioSource’s stockholders.

Proxies, Voting and Revocation (See page 17)

Shares of BioSource common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of BioSource common stock represented by that proxy will be voted FOR the adoption of the merger agreement and, if necessary, FOR the approval of one or more adjournments of the special meeting to solicit additional proxies.

A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•       Sending a written, dated notice to our Secretary stating that you would like to revoke your proxy;

•       Completing, dating and submitting a new proxy card; or

•       Attending the special meeting and voting in person. Your attendance alone will not revoke your proxy.

Interests of Certain Persons in the Merger (See page 29)

In considering the recommendation of BioSource’s board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement, the voting agreement, severance agreements and other existing agreements that will result in certain benefits to our directors and executive officers, including continuation of certain indemnification and insurance arrangements. If the merger is completed, based on the number of shares of BioSource common stock and options to purchase shares of BioSource common stock held by our directors and executive officers as of August 8, 2005, our directors and executive officers will receive in the aggregate approximately $     in exchange for these shares of common stock and options.

Appraisal Rights (See page 30)

Our stockholders have the right under Delaware law to dissent from the adoption of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting BioSource stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting BioSource stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. You are encouraged to read these provisions carefully and in their entirety.

United States Federal Income Tax Consequences of the Merger (See page 33)

The exchange of shares of our common stock for cash in the merger will be a taxable transaction to our stockholders for United States federal income tax purposes. As a result, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have been held for more than one-year at the time of such surrender. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Conditions to the Completion of the Merger (See page 46)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include the following:

Invitrogen and we are obligated to effect the merger only if the following conditions are satisfied (or waived if permissible under applicable law):

•       the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•       the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated, and any waiting period or other pre-consummation approvals applicable to the merger and required to be obtained under foreign antitrust laws must have been terminated, must have expired or been obtained;

•       no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal; and

•       there is no pending action, suit or other proceeding by any governmental authority (i) seeking to restrain or prohibit the consummation of the merger or seeking to obtain from BioSource, Invitrogen or Errol any damages that are material in relation to Invitrogen and its subsidiaries, taken as a whole, or any damages that would reasonably be expected to result in a material adverse effect to BioSource in relation to BioSource and its subsidiaries, taken as a whole, (ii) seeking the sale, divestiture or disposition of any material assets or businesses of Invitrogen and its subsidiaries, taken as a whole, or any assets or businesses of BioSource and its subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a material adverse effect to BioSource and its subsidiaries, taken as a whole, or (iii) otherwise seeking to limit the freedom of action of Invitrogen and its subsidiaries with respect to their material assets or one or more of their businesses, or the material assets or businesses of BioSource and its subsidiaries, taken as a whole, or the corporation surviving the merger.

Invitrogen will not be obligated to effect the merger unless the following additional conditions are satisfied (or waived if permissible under applicable law):

•       the representations and warranties of BioSource contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and true and correct as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except (i) for changes permitted by the merger agreement or (ii) where the failure to be true and correct would not reasonably be expected to have a material adverse effect on BioSource, and Invitrogen shall have received an officer’s certificate of BioSource to such effect; and

•       BioSource shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and Invitrogen shall have received an officer’s certificate of BioSource to such effect; and

•       the UBS financial advisor opinion or any similar financial advisor opinion from a reputable investment bank must not have been withdrawn, revoked or adversely modified.

BioSource will not be obligated to effect the merger unless the following additional conditions are satisfied (or waived if permissible under applicable law):

•       the representations and warranties of Invitrogen and Errol contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, must be true and correct in all material respects as of the date of the merger agreement and true and correct as of the closing date as though made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not reasonably be expected to impair in any material respect the ability of Invitrogen or Errol to perform its obligations under the merger agreement or prevent or materially delay consummation of the transactions contemplated thereby, and BioSource shall have received an officer’s certificate of Invitrogen to such effect; and

•       Invitrogen and Errol must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date, and BioSource shall have received an officer’s certificate of Invitrogen to such effect.

Termination of the Merger Agreement (See page 47)

Invitrogen or BioSource can terminate the merger agreement under certain circumstances, including:

•       by mutual written consent of Invitrogen and BioSource duly authorized by their respective boards of directors;

•       by either Invitrogen or us, if the merger has not been consummated on or before November 30, 2005, provided that this right to terminate the merger agreement will not be available to a party if the failure of the merger to have been consummated on or before November 30, 2005 was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•       by either Invitrogen or us, if any law, injunction, judgment or ruling enacted, promulgated, entered, amended or enforced by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate the merger agreement will not be available to a party if the issuance of such final, nonappealable law, injunction, judgment or ruling was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•       by either Invitrogen or us, if our stockholders do not adopt the merger agreement at a duly convened stockholders meeting or at any adjournment or postponement thereof;

•       by us, if BioSource stockholder approval has not been obtained, concurrently we enter into an acquisition agreement providing for a superior proposal and we comply with our termination fee obligations under the merger agreement;

•       by us, if (i) the representations and warranties of Invitrogen or Errol set forth in the merger agreement are not true and correct on and as of the date of the merger agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes expressly permitted by the merger agreement or (y) where failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not reasonably be expected to have a material adverse effect on Invitrogen and would not impair in any material respect the ability of Invitrogen or Errol to perform its obligations under the merger agreement, or (ii) Invitrogen or Errol shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (i) and (ii)) has not been cured within twenty business days after Invitrogen receives from BioSource written notice of such inaccuracy, breach or failure;

•       by Invitrogen, if (i) the representations and warranties of BioSource set forth in the merger agreement are not true and correct on and as of the date of the merger agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes permitted by the merger agreement or (y) where failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not reasonably be expected to have a material adverse effect on BioSource and would not impair in any material respect the ability of BioSource to perform its obligations under the merger agreement, or (ii) BioSource shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (i) and (ii)) has not been cured within twenty business days after BioSource receives from Invitrogen written notice of such inaccuracy, breach or failure; or

•       by Invitrogen, if:

•        BioSource’s board of directors or a committee thereof withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Invitrogen, the recommendation by such board of directors that the stockholders of BioSource adopt the merger agreement;

•        BioSource’ board of directors or a committee thereof recommends or proposes publicly to recommend, to the stockholders of BioSource, the approval or adoption of any takeover proposal;

•        BioSource’s board of directors shall have approved or recommended a takeover proposal;

•        BioSource’s board of directors withdraws its approval of the merger;

•        BioSource or any of its subsidiaries shall have entered into an acquisition agreement; or

•        BioSource receives a takeover proposal from any person and the BioSource board of directors takes a neutral position or makes no recommendation with respect to such takeover proposal and does not publicly reaffirm the BioSource’s board of directors’ recommendation in favor of the merger and the transactions contemplated thereby after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the BioSource board of directors to review and make a recommendation with respect to such takeover proposal.

Limitations on Considering Other Acquisition Proposals (See page 42)

The merger agreement provides that BioSource, our subsidiaries and our respective directors, officers, investment bankers, attorneys, accountants and other advisors and representatives will not, directly or indirectly:

•       solicit, initiate, induce or knowingly encourage any inquiries that constitute, or may reasonably be expected to lead to, a takeover proposal; or

•       enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any person any non-public information or data, or afford access to the properties, books or records of BioSource or any of its subsidiaries, with respect to, any inquiries that constitute, or may reasonably be expected to lead to, a takeover proposal, or otherwise knowingly facilitate any effort to attempt to make or implement any takeover proposal.

Notwithstanding the foregoing, if prior to the effective time of the merger BioSource’s board of directors receives a takeover proposal that was not solicited, initiated, induced or knowingly encouraged that BioSource’s board of directors (i) determines in good faith, after consultation with its outside legal counsel, that failing to take action on such takeover proposal is reasonably likely to cause BioSource’s board of directors to violate its fiduciary duties under applicable laws, and (ii) determines after consultation with its financial advisor that such takeover proposal constitutes or could reasonably be expected to lead to a superior proposal, then BioSource may:

•       furnish any information with respect to BioSource and its subsidiaries to the person making such takeover proposal pursuant to a customary confidentiality agreement with terms that are no less favorable to us than those set forth in the confidentiality agreement between us and Invitrogen;

•       participate in discussions and negotiations with such person regarding that takeover proposal; and

•       enter into the confidentiality agreement contemplated above.

A copy of all of the information provided to such person shall be delivered or made available promptly to Invitrogen if it has not been previously furnished or made available to Invitrogen.

In addition, neither the BioSource board of directors, nor any committee thereof, shall:

•       withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Invitrogen, the recommendation by such board of directors that stockholders of BioSource adopt the merger agreement;

•       recommend or propose publicly to recommend, to the stockholders of BioSource the approval or adoption of any takeover proposal;

•       approve, adopt or propose publicly to approve or adopt, any takeover proposal or withdraw its approval of the merger, or propose publicly to withdraw its approval of the merger; or

•       cause, authorize or permit BioSource or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any takeover proposal (other than a permitted confidentiality agreement).

Notwithstanding the foregoing:

•       the board of directors of BioSource may withdraw or modify the company board recommendation, or recommend a takeover proposal, if such board of directors determines in good faith, based on those matters as it deems appropriate, after consulting with outside legal counsel, that the failure to take such action is reasonably likely to cause the board of directors of BioSource to violate its fiduciary duties under applicable law; and

•       if the board of directors of BioSource receives a takeover proposal that such board of directors determines in good faith constitutes a superior proposal, BioSource or our subsidiaries may terminate this merger agreement and concurrently enter into an acquisition agreement with respect to such superior proposal, provided, that, with respect to any such termination, BioSource pays Invitrogen the termination fee pursuant to the merger agreement concurrent with (and as a condition of) such termination, and provided, further, that prior to such termination:

•        BioSource shall have given Invitrogen written notice that it intends to terminate the merger agreement, identifying the takeover proposal then determined to be a superior proposal and the parties thereto and delivering a summary of the material terms and conditions of such takeover proposal; and

•        within four business days after BioSource has provided the above notice to Invitrogen, Invitrogen does not make a binding written offer that the board of directors of BioSource concludes in good faith is more favorable to BioSource’s stockholders than the takeover proposal determined to be a superior proposal.

Expenses (See page 50)

The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses.

Termination Fees (See page 49)

We must pay Invitrogen a termination fee of $4,528,000 if:

•       we terminate the merger agreement if our stockholder approval has not been obtained, concurrently we enter into an acquisition agreement providing for a superior proposal and we comply with our termination fee obligations under the merger agreement.

•       Invitrogen terminates the merger agreement if BioSource makes a company adverse recommendation change;

•       Invitrogen terminates the merger agreement if BioSource’s board of directors shall have approved or recommended any takeover proposal;

•       Invitrogen terminates the merger agreement if BioSource’s board of directors withdraws its approval of the merger;

•       Invitrogen terminates the merger agreement if BioSource or any of its subsidiaries enters into an acquisition agreement;

•       Invitrogen or BioSource terminates the merger agreement if our stockholders do not adopt the merger agreement at a duly convened stockholders meeting or at any adjournment or postponement thereof and:

•        after the date of the merger agreement and prior to the termination, a takeover proposal has been publicly announced and not withdrawn or abandoned at the time of termination; and

•        within one year after such termination, BioSource enters into an acquisition agreement with respect to such takeover proposal.

•       Invitrogen terminates the merger agreement if (i) the representations and warranties of BioSource set forth in the merger agreement are not true and correct on and as of the date of the merger agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes permitted by the merger agreement or (y) where failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not reasonably be expected to have a material adverse effect on BioSource and would not impair in any material respect the ability of BioSource to perform its obligations under the merger agreement, or (ii) BioSource shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (i) and (ii)) has not been cured within twenty business days after BioSource receives from Invitrogen written notice of such inaccuracy, breach or failure and:

•        after the date of the merger agreement and prior to the termination, a takeover proposal has been publicly announced and not withdrawn or abandoned at the time of termination; and

•        within one year after such termination, BioSource enters into an acquisition agreement with respect to such takeover proposal.

Federal or State Regulatory Filings Required in Connection with the Merger (See page 34)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be completed until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. BioSource and Invitrogen filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Department of Justice and Federal Trade Commission on    , 2005.

The Special Meeting of BioSource’s Stockholders (See page 16)

The special meeting will be held to consider and vote upon the proposal to adopt and approve the merger agreement and the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies, if necessary, at 542 Flynn Road, Camarillo, CA 93012, at 9:00 a.m. Pacific time, on    , 2005.

You are entitled to vote at the special meeting if you owned shares of BioSource common stock on     , 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of BioSource common stock you owned on the record date. There are      shares of BioSource common stock entitled to be voted at the special meeting.

To vote, you can either (i) complete, sign, date and return the enclosed proxy card, (ii) submit a proxy by telephone or (iii) attend the special meeting and vote in person. If your shares are held in “street name” by your broker or bank, you should instruct your broker or bank to vote your shares by following the instructions provided by your broker or bank. Your broker or bank will not vote your shares without instruction from you. Remember, if you fail to instruct your broker or bank to vote your shares, it has the same effect as a vote “against” the adoption of the merger agreement.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BioSource common stock on the record date. The proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies, if necessary, requires the approval of the holders of a majority of the shares of BioSource common stock present, in person or by proxy, and entitled to vote at the special meeting.

Exchange of Certificates (See page 37)

Promptly after the effective time of the merger, BioSource stockholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of BioSource common stock in exchange for the merger consideration. BioSource stockholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When BioSource stockholders surrender their stock certificates along with the properly executed letter of transmittal, they will as promptly as practicable receive from the paying agent the merger consideration.

THE SPECIAL MEETING

General

This proxy statement is being furnished to BioSource stockholders as part of the solicitation of proxies by the BioSource board of directors for use at the special meeting to be held at 542 Flynn Road, Camarillo, CA 93012 on     , 2005, at 9:00 a.m. Pacific time.

The Proposal

The purpose of the special meeting will be to consider and vote upon a proposal to approve the merger and adopt the Agreement and Plan of Merger, dated as of July 25, 2005, among Invitrogen, a Delaware corporation, Errol, a Delaware corporation and wholly owned subsidiary of Invitrogen, and BioSource, referred to in this proxy statement as the merger agreement.  You will also be asked to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Voting

The holders of record of our common stock as of the close of business on the record date for the special meeting, which was      , 2005, are entitled to receive notice of, and to vote at, the special meeting.  On the record date, there were       shares of our common stock outstanding.

The holders of a majority of the shares of our common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.  A quorum is necessary to hold the special meeting.  Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum.  In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Each share of our common stock that was outstanding on the record date for the special meeting entitles the holder to one vote at the special meeting.  Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.  Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, are effectively votes against the merger. Record holders may vote their shares of our common stock in any of three ways:

•       by completing and returning the enclosed proxy card by mail;

•       by appointing a proxy to vote your shares by telephone, as outlined on the enclosed proxy card; or

•       by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.  Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

If you hold your shares through a bank or brokerage firm, you must vote in accordance with the instructions on the voting instruction card that your bank or brokerage firm provides to you. You should instruct your bank or brokerage firm as to how to vote your shares, following the directions contained in the voting instruction card.

Concurrently with entering into the merger agreement, Genstar Capital Partners II, L.P. and Stargen II LLC, entered into a voting agreement with Invitrogen, pursuant to which they agreed to vote all of the shares of BioSource common stock beneficially owned by them in favor of the merger. In the aggregate, these stockholders hold approximately 23.2% of BioSource’s outstanding common stock.

Shares Owned by BioSource Directors and Executive Officers

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately       shares of our common stock (excluding stock options and warrants), entitling them to exercise approximately      % of the voting power of our common stock entitled to vote at the special meeting.

Proxies; Revocation

Each copy of this document mailed to BioSource stockholders is accompanied by a form of proxy card and a self-addressed envelope.  You should complete and return the proxy card accompanying this document to ensure your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting, or appoint a proxy to vote your shares by telephone, as outlined on the proxy card.

You can revoke your proxy at any time before the vote is taken at the special meeting.  If you have not voted through your broker, you may revoke your proxy by:

•       Sending a written, dated notice to our Secretary stating that you would like to revoke your proxy;

•       Completing, dating and submitting a new proxy card; or

•       Attending the special meeting and voting in person.  Your attendance alone will not revoke your proxy.

If you beneficially own shares held through a broker or bank, you may submit voting instructions by telephone or on the Internet if the firm holding your shares offers these voting methods.  Please refer to the voting instructions provided by your broker or bank for information.

All shares represented by valid proxies we receive through this solicitation, which proxies are not revoked, will be voted in accordance with your instructions on the proxy card.  If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted FOR adoption of the merger agreement and approval of the merger.

BioSource Stock Certificates

PLEASE DO NOT SEND YOUR BIOSOURCE COMMON STOCK CERTIFICATES TO US NOW.  AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE PAYING AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU.  YOU SHOULD SEND YOUR BIOSOURCE COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies.  Any adjournment may be made without notice, other than by an announcement made at the special meeting.  A majority in interest of the stockholders present at the special meeting may adjourn the special meeting.  Any signed proxies received by BioSource will be voted in favor of an adjournment in these circumstances, although a proxy card voted AGAINST the adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow BioSource’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Effect of Abstentions and Non-Broker Votes

Absent specific instructions from the beneficial owners of shares, brokers may not vote the shares with respect to the adoption of the merger agreement.  For purposes of determining adoption of the merger agreement, abstention and broker non-votes will have the same effect as a vote against the merger.

Solicitation of Proxies

BioSource will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting.  Officers and employees of BioSource may solicit proxies by telephone or in person.  However, they will not be paid for soliciting proxies.  BioSource also will request that persons and entities holding shares in their names, or in the names of their nominees that are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services.  BioSource has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at an anticipated cost of $    , plus reimbursement of out-of-pocket expenses.

THE MERGER

This section of the proxy statement describes material aspects of the merger, including the merger agreement.  This summary may not contain all of the information that is important to you.  You should carefully read this proxy statement, including the full text of the merger agreement, which is attached as Annex A, for a more complete understanding of the merger.

Background of the Merger

On the morning of April 6, 2005, BioSource’s board of directors met with several investment banks, including UBS, to discuss potential strategic transactions.  Later on April 6, 2005, Bio-Rad Laboratories, Inc. launched a hostile bid for BioSource common stock at $8.50 per share.

On April 11, 2005, BioSource issued a press release announcing the rejection of the Bio-Rad bid and engaged UBS as financial advisor and Weil, Gotshal & Manges LLP (referred to in this proxy statement as WGM) as legal advisor to assist in evaluating strategic alternatives.

BioSource and UBS subsequently prepared marketing materials and contacted twenty-one potential bidders, including Invitrogen, regarding a potential transaction.  Ten of those parties, including Invitrogen, ultimately agreed to execute separate confidentiality agreements, including a standstill provision.  Bio-Rad was invited to execute a confidentiality agreement and join the process, but refused to sign a confidentiality agreement that contained a standstill provision.

BioSource entered into discussions regarding a potential transaction and delivered internal projections and non-public information to all ten interested parties.  Following initial due diligence, six of the ten interested parties, including Invitrogen, attended separate meetings with BioSource’s management.  Following management presentations, four of the six interested parties, including Invitrogen, conducted further due diligence including accessing an online data room, conducted site visits, and participated in follow-up conference calls.

On June 17, 2005, BioSource requested definitive bids by June 30, 2005.  Such bids were required to contain a mark-up of a form merger agreement.

On June 30, 2005, BioSource received three written conditional offers with a high bid of $11.50 per share in cash from Invitrogen.  Invitrogen and one other bidder had substantially completed their due diligence while the third bidder represented that it had at least two weeks of due diligence remaining. The third bidder also indicated that it would be open to financing the transaction with a combination of cash and a convertible instrument.

On July 5, 2005, UBS discussed the due diligence and valuation aspects of the bids with each of the three bidders and asked for revised bids by July 7, 2005.  WGM also discussed contractual aspects of the respective bids.

On July 6, 2005, one of the three final bidders dropped out of the process, indicating that, while it could improve its bid, it could not improve its bid  beyond approximately $11.00.

On July 7, 2005, Invitrogen submitted a definitive offer not subject to additional due diligence of $12.25 per share in cash.

On July 8, 2005, the other remaining bidder submitted a revised conditional offer of $12.50 per share (determined on an un-collared fixed exchange ratio based upon the bidder’s closing stock price as of July 7, 2005 which could have resulted in a higher or lower offer depending on the price of the bidder’s stock), consisting of 65% stock and 35% cash, and represented that it had at least two weeks of due diligence remaining.  This bidder agreed to submit a revised merger agreement by July 11, 2005.  Subsequently, WGM received from this bidder a revised merger agreement which the bidder indicated was incomplete and would be supplemented after it completed additional due diligence.

At the direction of the BioSource board of directors, UBS requested that Invitrogen increase its definitive offer.  Invitrogen agreed to increase its definitive offer to $12.50 per share in cash and indicated that it would not increase its offer any further.

Commencing on July 8, 2005 and continuing through July 25, 2005, WGM engaged in negotiations with legal advisors for Invitrogen with respect to the proposed merger agreement and other related agreements.

On July 12, 2005, our board of directors held a telephonic meeting to discuss the process and ongoing developments with our management and advisors.  At this meeting, our management and UBS reported on their discussions with the three parties that had submitted bids.  UBS presented to our board of directors a summary of the process conducted and the identity of, and price range offered by, the bidders remaining in the process.  UBS noted, among other things, that:

•       Invitrogen submitted a bid that did not contain a financing contingency;

•       Invitrogen submitted an all-cash bid, while the other remaining bidder’s offer included both cash and stock components, including an un-collared fixed exchange ratio for the stock component which could have resulted in a higher or lower offer depending on the price of the bidder’s stock; and

•       since Invitrogen had substantially completed its due diligence, the estimated time to signing a merger agreement with Invitrogen was much shorter than the timeline proposed by the other remaining bidder who still needed approximately two weeks to complete its due diligence prior to signing a merger agreement.

After deliberating with respect to the various proposals and receiving advice from WGM, the board of directors’ judgment was that, subject to resolution of certain issues, Invitrogen’s proposal was superior to the other proposal in terms of price, timing and risk.  Based on these considerations, and the risk of losing a $12.50 per share all cash offer from Invitrogen, the BioSource board of directors directed management and our advisors to try to finalize a merger agreement with Invitrogen.

On July 25, 2005, the BioSource board of directors held a telephonic meeting to discuss Invitrogen’s proposal with our management and our advisors, including the conditions and risks associated with Invitrogen’s proposal.  WGM summarized the terms of the merger agreement and reviewed again with the board of directors the legal standards applicable to the board's decision-making process.  The board of directors also reviewed and considered, with our advisors, the various other factors described under “—Reasons for the Merger,” including the ability of our board to terminate the merger agreement if we receive an offer whose terms are superior to the terms of the merger with Invitrogen.  Following these reviews and further discussion, the board of directors determined to convene a later meeting on July 25, 2005 to consider resolutions approving the merger agreement with Invitrogen.  WGM and the legal advisors for Invitrogen continued negotiating the merger agreement and other related agreements.

Later on July 25, 2005, the BioSource board of directors met again telephonically to consider resolutions approving the merger agreement and the merger.  UBS delivered orally its opinion, later confirmed in writing, as described under “—Opinion of Our Financial Advisor.”  After discussion and due deliberation, the BioSource board of directors, among other things:

•       approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement;

•       determined that the merger and the other transactions contemplated by the merger agreement are fair, advisable and in the best interests of BioSource and its stockholders; and

•       recommended that BioSource’s stockholders adopt the merger agreement and approve the transactions contemplated thereby.

The foregoing actions were approved unanimously by BioSource’s board of directors.  Following the conclusion of the board meeting, on July 25, 2005, BioSource, Invitrogen and Errol finalized, executed and delivered the merger agreement and other related agreements.  BioSource and Invitrogen issued a press release on July 26, 2005, announcing the transaction.

Reasons for the Merger

Our board of directors has unanimously (i) determined that the merger is advisable and fair to, and in the best interests of, BioSource and our stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, and (iii) recommended that our stockholders vote in favor of the adoption of the merger agreement and the approval of the merger.

The factors considered by the BioSource board of directors in evaluating the merger included the following:

•       The financial terms of the transaction, including:

•        the fact that the consideration to be paid by Invitrogen is all cash, while the other remaining bidder’s offer included both cash and stock components, including an un-collared fixed exchange ratio for the stock component which could have resulted in a higher or lower offer depending on the price of the bidder’s stock; and

•        the relationship of the merger consideration to the recent and historical market prices and trading activity of shares of BioSource common stock.  The BioSource board of directors considered that the merger consideration represents (i) a premium of 15.8% to the average closing price of shares of BioSource common stock reported by The Nasdaq National Market for the thirty trading-days ending on July 22, 2005, (ii) a premium of 28.5% to the average closing price of the shares of BioSource common stock reported by The Nasdaq National Market for the ninety trading-days ending on July 22, 2005, and (iii) a premium of 62.1% to the average closing price of the shares of BioSource common stock reported by The Nasdaq National Market for the 12-month period ending on July 22, 2005;

•       The fact that Invitrogen had substantially completed its due diligence and that Invitrogen’s obligation to consummate the merger is subject to a limited number of conditions.  The BioSource board of directors also considered the fact that Invitrogen’s obligation to consummate the merger is not subject to any financing contingencies;

•       The BioSource board of directors’ familiarity with, and management’s view of, the financial condition, operations and businesses of BioSource, including the risks and prospects of BioSource going forward as an independent company;

•       The fact that over a period of several months in 2005 UBS solicited and received indications of interest from a number of potential purchasers interested in acquiring BioSource in a process designed to maximize stockholder value;

•       The BioSource board of directors’ view that conducting an additional public auction process before selling the company would be detrimental to BioSource and its stockholders by (a) potentially losing the opportunity to effect the proposed transaction with Invitrogen on the terms contemplated by the merger agreement and (b) significantly disrupting BioSource’s existing operations and exposing it to potential employee and customer loss and other risks that are inherent in a public auction;

•       The fact that, in view of the prior efforts of BioSource and UBS to find potential acquirers, it was unlikely that any other party would propose to enter into a transaction more favorable to BioSource and its stockholders;

•       The fact that the merger agreement permits BioSource, under certain conditions, to provide information to, and negotiate with, any third party that may make an unsolicited acquisition proposal if the BioSource board of directors reasonably believes could result in a superior proposal;

•       The fact that the merger agreement can be terminated by BioSource under certain circumstances if the board of directors receives a superior proposal;

•       The fact that Genstar Capital Partners II, L.P. and Stargen II LLC, which collectively hold approximately 23.2% of BioSource’s outstanding common stock, entered into a voting agreement with Invitrogen, pursuant to which they agreed to vote all of the shares of BioSource common stock beneficially owned by them in favor of the merger, thereby significantly increasing the likelihood of receiving shareholder approval;

•       The opinion of UBS Securities LLC (referred to in this proxy statement as UBS), BioSource’s financial advisor, that, as of July 25, 2005, and based upon and subject to the factors, assumptions, limitations and qualifications set forth in the opinion, the $12.50 in cash per share of BioSource common stock to be received by holders of shares of BioSource common stock pursuant to the merger agreement is fair from a financial point of view to such holders (other than Genstar Capital Partners II, L.P., Stargen II LLC or their affiliates);

The BioSource board of directors also identified and considered several potentially countervailing factors in its deliberations concerning the merger, including the following:

•       The risk that key employees of BioSource could depart or be distracted by the process of the merger and the subsequent integration of BioSource and Invitrogen businesses;

•       The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•       The risk that the merger might not be completed and the potential adverse effects of the failure to consummate the merger on BioSource’s operating results;

•       The significant transaction costs that will be incurred by BioSource in connection with the proposed transactions;

•       The risk that, as a result of the announcement of the merger, BioSource’s existing relationships with suppliers and customers could be impaired and BioSource may have difficulty attracting new customers;

•       The decreased likelihood of a competing third-party acquisition proposal in light of:

•        BioSource’s agreement not to solicit acquisition proposals; and

•        the $4,528,000 termination fee;

•       The fact that certain officers and directors of BioSource have interests in the merger that may conflict with the interests of BioSource and its stockholders;

•       The fact that BioSource’s stockholders would not benefit from any future appreciation in the value of shares of BioSource common stock; and

•       The fact that the merger would constitute a taxable transaction.

Recommendation of Our Board of Directors

At a meeting on July 25, 2005, our board of directors unanimously determined that the merger is fair to, and in the best interest of, BioSource and its stockholders and that the merger is advisable and approved the merger agreement and recommended that BioSource stockholders vote in favor of the adoption of the merger agreement and the approval of the merger.

Opinion of Our Financial Advisor

The following is a summary of the UBS fairness opinion and the methodology that UBS used to render its opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by UBS and it is attached as Annex B to this proxy statement and incorporated in this proxy statement by reference. We encourage you to read carefully the UBS opinion in its entirety.

Under the terms of an engagement letter, dated April 11, 2005, BioSource retained UBS to provide financial advisory services and a financial fairness opinion to our board of directors in connection with a possible transaction involving Invitrogen. At the meeting of the BioSource board of directors held on July 25, 2005, UBS delivered its oral opinion to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken by UBS, the merger consideration to be received by holders of BioSource common stock (other than Genstar Capital Partners II, L.P., Stargen II LLC or their affiliates) in the merger was fair, from a financial point of view, to such holders. The opinion was confirmed by delivery of a written opinion dated July 25, 2005. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of BioSource common stock (other than Genstar Capital Partners II, L.P., Stargen II LLC or their affiliates) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to BioSource or our underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of BioSource common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•       reviewed certain publicly available business and financial information relating to BioSource;

•       reviewed certain non-public internal financial information and other data relating to our business and financial prospects that our management provided to UBS, including financial forecasts and estimates prepared by our management (including estimates of the number of fully diluted shares as of June 30, 2005);

•       conducted discussions with members of our senior management concerning our business and financial prospects;

•       reviewed current and historical market prices and trading volumes of BioSource common stock;

•       reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses UBS believed to be generally comparable to our lines of business;

•       compared the financial terms of the merger with publicly available financial terms of other transactions UBS believed to be generally relevant;

•       reviewed a draft of the merger agreement, dated July 24, 2005; and

•       conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, at our direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of BioSource, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to BioSource’s future financial performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At our direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger. UBS assumed, with our consent, that we, Invitrogen and Errol Acquisition Corporation each would comply with all material terms of the merger agreement. UBS also assumed, with our consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on BioSource or the merger. In addition, UBS assumed, with our consent, that the final executed form of the merger agreement would not differ in any material respect from the draft dated July 24, 2005 that UBS examined. At our direction, UBS contacted a number of third parties to solicit indications of interest in a possible transaction with us and held discussions with certain of these parties. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

The merger consideration was determined through negotiation between BioSource and Invitrogen and the decision to enter into the merger was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the BioSource board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the BioSource board of directors or management with respect to the merger or the merger consideration.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. UBS did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond our control and the control of Invitrogen. No company, transaction or business used in those analyses as a comparison is identical to us or our business or to the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

The estimates contained in the analyses performed by UBS and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the BioSource board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Stock Trading History and Implied Premiums

UBS considered historical data with regard to the trading price of BioSource common stock for certain periods, including the periods from July 22, 2004 to July 22, 2005 and from July 22, 2002 to July 22, 2005, and the relative price performance during this same period of the NASDAQ Stock Market and an index of life sciences companies created by UBS for the purpose of analyzing the merger. The composite index created by UBS included Invitrogen Corporation, Qiagen N.V., Serologicals Corp., Sigma-Aldrich Corporation, Stratagene Corporation and Techne Corporation. UBS noted that during this one-year and three-year period, respectively, the BioSource common stock price increased 184.2% and 218.3%, the NASDAQ Stock Market increased 116.3% and 165.2%, and the composite index increased 125.9% and 180.6%, although the scope of the variance was largely due to the increase in the trading price of BioSource common stock following the receipt of the unsolicited offer from Bio-Rad Laboratories, Inc. on April 6, 2005.

UBS also reviewed the average closing stock prices for BioSource common stock for certain periods as of July 22, 2005 and for certain periods prior to April 6, 2005, as set forth in the following table:

Selected Statistics	As of July 22, 2005	Pre April 6, 2005
15-day average	$11.27	$7.04
30-day average	$10.80	$6.70
60-day average	$10.39	$6.56
90-day average	$9.73	$6.63
120-day average	$8.86	$6.59
6-month average	$8.73	$6.61
1 year average	$7.71	$6.81
2 year average	$7.45	$6.84
3 year average	$6.97	$6.54

UBS analyzed the $12.50 per share merger consideration offered to BioSource stockholders to derive premiums over the BioSource stock price on July 22, 2005 and April 6, 2005 (the last trading day prior to the Bio-Rad offer), as well as the average closing stock price for BioSource common stock for the thirty-day, sixty-day, ninety-day, one-year and two-year periods ending July 22, 2005. The results of this analysis are set forth below:

Time Period	Implied Premium
July 22, 2005	10.3%
April 6, 2005 (trading day prior to Bio-Rad offer)	85.2%
30-day average	15.8%
60-day average	20.3%
90-day average	28.5%
1-year average	62.1%
2-year average	67.8%

Selected Public Companies Analysis

UBS compared selected financial information for BioSource with corresponding financial information of the following 6 publicly traded companies in the life sciences sector of the healthcare industry:

•       Invitrogen Corporation

•       Qiagen N.V.

•       Serologicals Corp.

•       Sigma-Aldrich Corporation

•       Stratagene Corporation

•       Techne Corporation

UBS reviewed, among other things, enterprise values, calculated as fully diluted market value, plus debt, less cash, as a multiple of estimated calendar years 2005 and 2006 revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. UBS also reviewed the stock price as a multiple of estimated calendar years 2005 and 2006 earnings per share, commonly referred to as EPS. UBS then compared the multiples derived for the selected companies with corresponding multiples implied for BioSource based on the closing price of BioSource common stock on July 22, 2005 and based on the merger consideration of $12.50 per share. Financial data for the selected companies were based on closing stock prices on July 22, 2005. Estimated financial data for the selected companies and BioSource were based on the most recent public filings and publicly available research analysts’ estimates. This analysis indicated the following implied mean, median, high and low multiples for the selected companies, as compared to corresponding multiples implied for BioSource based both on the closing price of BioSource common stock on July 22, 2005 and the merger consideration of $12.50 per share:

	Implied Multiples for Life Sciences Companies				Implied Multiples for BioSource Based on Closing Stock Price on 4/06/05	Implied Multiples for BioSource Based on Closing Stock Price on 7/22/05	Implied Multiples for BioSource Based on Merger Consideration
	Mean	Median	High	Low
Enterprise Value as Multiples of:
Revenue
Calendar year 2005	4.50 x	3.91 x	9.79 x	1.92 x	1.16 x	2.17 x	2.45 x
Calendar year 2006	4.04 x	3.41 x	9.04 x	1.78 x	0.97 x	1.82 x	2.05 x
EBITDA
Calendar year 2005	13.4 x	13.8 x	16.7 x	9.9 x	10.7 x	20.0 x	22.5 x
Calendar year 2006	11.7 x	11.3 x	15.6 x	8.7 x	6.6 x	12.3 x	13.9 x
Stock Price as a Multiple of:
EPS
Calendar year 2005	23.4 x	23.2 x	29.0 x	16.2 x	39.7 x	66.6 x	73.5 x
Calendar year 2006	20.1 x	19.7 x	25.9 x	15.0 x	19.3 x	32.4 x	35.7 x

Selected Precedent Transactions Analysis

UBS reviewed implied enterprise values in the following 10 selected transactions involving companies in the life sciences/consumables sector of the healthcare industry announced between February 4, 2003 and July 1, 2005:

	Acquiror		Target
•	Takaro Bio	•	Clontech
•	Beckman Coulter	•	Agencourt
•	Invitrogen	•	Dynal
•	Invitrogen	•	Zymed Laboratories
•	Serologicals	•	Upstate
•	Fisher Scientific	•	Dharmacon
•	Invitrogen	•	Molecular Probes
•	Fisher Scientific	•	Perbio Science AB
•	Serologicals	•	Chemicon International
•	Invitrogen	•	PanVera LLC

Multiples for these selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

UBS reviewed enterprise values as a multiple of the latest 12-month EBITDA and the latest 12-month EBITDA margins. These calculations were based solely on the Fisher Scientific/Perbio Science AB transaction which had an enterprise value as a multiple of the latest 12-month EBITDA of 13.2x and the latest 12-month EBITDA margin of 21.7%, as compared to the latest 12-month EBITDA multiple of 22.6x and the latest 12-month EBITDA margin of 11.4% implied in the merger for BioSource based on the merger consideration of $12.50 per share. UBS also reviewed enterprise values as a multiple of the latest 12-month revenue and the following 12-month revenue. The enterprise value as a multiple of the latest 12-month revenue calculation is based on six transactions, including Takaro Bio/Clonetech, Beckman Coulter/Agencourt, Invitrogen/Dynal, Fisher Scientific/Dharmacon, Fisher Scientific/Perbio Science AB, and Serologicals/Chemicon International. The enterprise value as a multiple of the following 12-month revenue calculation is also based on six transactions, including Invitrogen/Dynal, Invitrogen/Zymed Laboratories, Serologicals/Upstate, Invitrogen/Molecular Probes, Fisher Scientific/Perbio Science AB, and Invitrogen/PanVera LLC. UBS then compared the revenue multiples derived from the selected transactions with the corresponding revenue multiples implied in the merger for BioSource based on the merger consideration of $12.50 per share. This analysis indicated the following implied mean, median, high and low for the latest 12-month revenue multiple and the following 12-month revenue multiple based on the selected transactions, as compared to the corresponding multiple implied in the merger for BioSource based on the merger consideration of $12.50 per share:

	Implied Multiples for Selected Transactions				Implied Multiple for BioSource Based on Merger Consideration
	Mean	Median	High	Low
Enterprise Value as Multiple of:(2)
LTM Revenue	3.38 x	3.51 x	5.19 x	1.00 x	2.59 x
Following 12-month Revenue	3.74 x	3.67 x	4.92 x	2.82 x	2.45 x

(2)   As of June 30, 2005.

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that BioSource could generate over the period from the second half of fiscal year 2005 through fiscal year 2009 based on internal estimates of our management. UBS calculated a range of terminal values for BioSource by applying an EBITDA exit multiple of 9.0 to 11.0 times BioSource’s fiscal year 2009 EBITDA. The cash flows and terminal values were then discounted to present value using after-tax discount rates ranging from 15.0% to 20.0%. This analysis indicated the following implied per share equity reference range for BioSource, as compared to the merger consideration of $12.50 per share:

Implied Per Share Equity Reference Range for BioSource	Merger Consideration
$11.19 - $14.98	$12.50

Other Factors

In rendering its opinion, UBS also reviewed and considered other factors, including:

•       the premiums implied in the merger based on the merger consideration and the closing price of BioSource common stock one-day, one-week and one-month prior to July 22, 2005 and April 6, 2005, noting a premium range of 9.8% to 12.8% and 72.6% to 85.2%, respectively; and

•       the one-day, one-week and one-month premiums implied in 57 selected transactions completed since August 12, 2003, and valued between $50 million and $200 million, noting a high premium range of 95.8% to 102.9%, a mean premium range of 27.6% to 35.8%, a median premium range of 25.1% to 32.0%, and a low premium range of (7.6)% to 0.9%.

Miscellaneous

Under the terms of UBS’ engagement, we have agreed to pay UBS customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon the completion of the merger and a portion of which was payable to UBS in connection with the delivery of its opinion. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under Federal securities laws, relating to, or arising out of, its engagement. UBS and its affiliates in the past have provided services to Invitrogen unrelated to the proposed merger, for which services UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of BioSource or Invitrogen and, accordingly, may at any time hold a long or short position in such securities.

We selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and valuations for corporate and other purposes.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification from liabilities in connection with any actions occurring at or at any time prior to the effective time of the merger in favor of current or former directors, officers, employees or agents arising out of, in whole or in part, acts or omissions by the individual in his capacity as director, officer, employee or agent, respectively, as provided in our certificate of incorporation or bylaws and other indemnification agreements in effect as of the date of the merger agreement, will survive the merger, and will continue in full force and effect in accordance with their terms.

The merger agreement further provides that for six years after the effective time of the merger, Invitrogen will cause the surviving corporation to maintain in effect the directors’ and officers’ liability insurance policies currently maintained by us (or Invitrogen may substitute other policies providing equivalent coverage) covering acts or omissions occurring at or prior to the effective time of the merger with respect to those persons who are currently covered by our directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date of the merger agreement. However, if the aggregate annual premiums for such insurance shall exceed 300% of the annual premium on the date of the merger agreement, then Invitrogen shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium.

Employee Benefits

To the extent our executive officers remain employed by us after the closing of the merger, they will be entitled to certain of the employee benefits Invitrogen has agreed to provide under the terms of the merger agreement. See “The Merger Agreement—Employee Benefits” beginning on page     of this proxy statement.

Severance Agreements

BioSource entered into a severance agreement, each dated June 7, 2005, with each of its executive officers: Terrance J. Bieker, President and Chief Executive Officer, Alan I. Edrick, Executive Vice President and Chief Financial Officer, and Kevin J. Reagan, Ph.D., Executive Vice President of Technical Operations. The severance agreements provide the executive with certain severance payments and benefits in the event that his employment is terminated under certain circumstances, including without cause or if the executive resigns for good reason. The severance agreements have two year terms.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware (referred to in this proxy statement as the DGCL) within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262 of the DGCL. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of shares must be filed with us before the

special meeting on    , 2005. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate or on our transfer books. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A BioSource stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 542 Flynn Road, Camarillo, California 93012, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its BioSource common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the BioSource shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262 of the DGCL, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

BioSource stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “United States Federal Income Tax Consequences.”

Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any BioSource stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

Invitrogen will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America (referred to in this proxy statement as GAAP).

Delisting and Deregistration of BioSource Common Stock

If the merger is completed, BioSource common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

United States Federal Income Tax Consequences

The following is a discussion of the material federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of BioSource common stock are converted into the right to receive cash under the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is for general information purposes only and does not purport to consider all aspects of federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, holds shares of BioSource common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of BioSource common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of BioSource common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock, who is, for federal income tax purposes:

•       An individual who is a citizen or resident of the United States;

•       A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•       An estate whose income is subject to United States federal income tax regardless of its source; or

•       A trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who, for federal income tax purposes, is not a U.S. holder.

For federal income tax purposes, the merger will be treated as a taxable sale or exchange of BioSource common stock for cash by each BioSource stockholder. Accordingly, the federal income tax consequences to the BioSource stockholders receiving cash in the merger will generally be as follows:

•       The stockholder will recognize a capital gain or loss for federal income tax purposes upon the disposition of the stockholder’s shares of BioSource common stock pursuant to the merger.

•       The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of BioSource common stock surrendered at the effective time of the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•       The capital gain or loss, if any, will be long-term with respect to shares of BioSource common stock that have a holding period for tax purposes in excess of twelve months at the time such BioSource common stock is surrendered. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to BioSource stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (i) fails to supply BioSource or the paying agent selected by Invitrogen, as applicable, with the stockholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (ii) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s federal income tax returns, or (iii) in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of BioSource common stock, in order to provide the information and certification necessary to avoid backup withholding to or otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain BioSource stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of BioSource common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF BIOSOURCE COMMON STOCK. BIOSOURCE URGES YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER.

Governmental and Regulatory Approvals

We and Invitrogen have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement, including promptly filing all notices, registrations, declarations, applications or other documents as may be necessary to consummate these transactions. The approvals required to complete the transactions contemplated by the merger agreement include the approvals of the Federal Trade Commission (referred to in this proxy statement as the FTC) and/or the Antitrust Division of the Department of Justice (referred to in this proxy statement as the DOJ) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to in this proxy statement as the HSR Act), and the required notices include notices to German regulatory authorities.

The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you of the date of receipt of any of these approvals, the absence of any litigation challenging them or the conditions that such approvals might include. There can likewise be no assurance that U.S. or foreign regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. The filing of these applications and notices has been, or will promptly be, completed. While we believe that the requisite regulatory approvals for the merger will be received, there can be no assurances when or if they will be obtained, whether the regulatory approvals will contain satisfactory terms or whether there will be litigation challenging these approvals.

U.S. Regulatory Approval

As a condition to the merger, the HSR Act requires us and Invitrogen to observe the HSR Act’s notification and waiting period requirements. The HSR Act provides for an initial 30 calendar day waiting period following the necessary filings by the parties to the merger. Invitrogen and we filed the Notification and Report Forms with the FTC and the DOJ on August 5, 2005 for review in connection with the merger. The associated initial 30 day waiting period will expire by September 5, 2005, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If either the DOJ or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with the request.

The FTC, the DOJ or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by Invitrogen of certain assets or business. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Other Regulatory Approval

Merger notification is required in Germany pursuant to its competition laws. The approval of the Federal Cartel Office or the expiration of the waiting period is required prior to the closing of the merger. The first stage waiting period is one month. The waiting period may be extended three additional months.

Rights Agreement Amendment

On February 25, 1999, the BioSource board of directors adopted a rights agreement. The BioSource board of directors amended the rights agreement on January 10, 2000 and September 28, 2000. The rights agreement is designed to prevent an acquiror from gaining control of BioSource without offering a fair price to all of BioSource’s stockholders. The rights agreement was not adopted by the BioSource board of directors in response to any specific offer or threat, but rather is intended to protect the interests of stockholders in the event BioSource is confronted in the future with takeover tactics.

Under the rights agreement, the BioSource board of directors authorized and declared a divided distribution of one right for each share of BioSource common stock outstanding at the close of business on March 2, 1999 and further authorized the issuance of one right with respect to each share of common stock issued between March 2, 1999 and the earliest of:

•       the close of business on the tenth day after the announcement by BioSource that a person has become the beneficial owner of 15% or more of the issued and outstanding BioSource common stock;

•       the close of business on the tenth day after the date of the commencement of a tender or exchange offer by any person to acquire beneficial ownership of 15% or more of the issued and outstanding BioSource common stock;

•       the close of business on the tenth day after the filing by any person of a registration statement under the Securities Act of 1933, as amended, with respect to a contemplated exchange offer to acquire beneficial ownership of 15% or more of the issued and outstanding BioSource common stock; or

•       January 31, 2009, the expiration date of the rights agreement (referred to in this proxy statement as the expiration date).

Upon the occurrence of any of the foregoing, except for the expiration of the rights agreement, (referred to in this proxy statement as the stock acquisition date), U.S. Stock Transfer Corporation, the rights agent, will send to each record holder of BioSource common stock one or more rights certificates, evidencing one right for each share of BioSource common stock held. Each right will entitle holders of BioSource common stock to purchase 1/1000 of a share of BioSource series A preferred stock at an exercise price of $24.50 per share.

In general, BioSource can redeem the rights at $0.001 per right at any time prior to the earlier to occur of the close of business on the tenth day following the stock acquisition date and (ii) the close of business on the expiration date.

Immediately prior to the execution of the merger agreement, on July 25, 2005, BioSource and U.S. Stock Transfer Corporation entered into an amendment to the rights agreement (referred to in this proxy statement as the rights amendment), which provides that neither the execution of the merger agreement, voting agreement or any agreements, arrangements or understandings entered into by BioSource in connection with the merger agreement, nor the consummation of the merger, will trigger the provisions of the rights agreement. The rights amendment provides that the rights agreement terminates immediately prior to the effective time of the merger.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy as Annex A and which we incorporate herein by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Structure and Effective Time

The merger agreement provides for the merger of Errol with and into BioSource. At that time, the separate corporate existence of Errol shall thereupon cease and BioSource shall continue as the surviving corporation and as a wholly owned subsidiary of Invitrogen.

The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State (or at a later time as is agreed to by the parties). We expect to complete the merger by            , however we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions to Completion of the Merger” beginning on page    of this proxy statement.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights” beginning on page    of this proxy statement), will be converted into the right to receive $12.50 in cash, without interest and subject to any applicable withholding taxes. Treasury shares will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a BioSource stockholder, except the right to receive $12.50 per share in cash. The price of $12.50 per share was determined through arm’s-length negotiations between Invitrogen and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $12.50 per share in cash, without interest and subject to any applicable withholding taxes, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, a paying agent selected by Invitrogen and reasonably acceptable to us will send a letter of transmittal to each former BioSource stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock or compliance with the instructions in the letter of transmittal for shares held in book entry form, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, a former holder of BioSource shares will be entitled to receive from the paying agent, on behalf of Invitrogen, $12.50 in cash for each share of BioSource common stock and that holder’s shares of BioSource common stock will be cancelled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•       the certificate is properly endorsed or otherwise is in proper form for transfer, and

•       the person requesting such payment pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or establishes to our reasonable satisfaction that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon conversion of shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Treatment of Stock Options, Warrants and Employee Stock Purchase Plan Unvested Shares

All of the options to purchase BioSource common stock, whether or not vested or exercisable, will constitute the right to receive a cash amount equal to the product of (i) the excess of $12.50 over the applicable option exercise price, if any, and (ii) the number of shares subject to such options.

All of the warrants to purchase BioSource common stock will be converted at the effective time of the merger into the right to receive a cash amount equal to the product of (i) the excess of $12.50 over the applicable warrant exercise price, if any, and (ii) the number of shares subject to such warrants.

Both of the above cash amounts will be without interest and subject to any applicable withholding taxes.

Prior to the effective time of the merger, BioSource shall (i) take all action necessary to establish a final purchase date under BioSource’s employee stock purchase plan and any purchase periods then in progress shall end on such new final purchase date, (ii) accelerate vesting of any unvested shares issued in favor of BioSource employees who are employees of BioSource at the time of the merger pursuant to such employee stock purchase plan and (iii) terminate the employee stock purchase plan. At the effective time of the merger, all outstanding purchase rights under the employee stock purchase plan shall automatically be exercised on the new final purchase date, and each share of BioSource common stock purchased under those exercised rights and all shares pursuant to the employee stock purchase plan shall be converted into the right to receive the merger consideration of $12.50 per share of BioSource common stock, without interest and subject to any applicable withholding taxes.

Certificate of Incorporation and Bylaws

The merger agreement provides that the certificate of incorporation and bylaws of BioSource in effect immediately prior to the effective time of the merger shall be the certificate of incorporation and bylaws of the surviving corporation.

Directors and Officers

The merger agreement provides that the directors of Errol immediately prior to the effective time of the merger will be the directors of the surviving corporation. Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Invitrogen, including representations and warranties related to:

•       due organization, standing and power, and other corporate matters of us and our subsidiaries;

•       our certificate of incorporation and bylaws and those of our subsidiaries;

•       our capitalization;

•       authorization, execution, delivery and enforceability of the merger agreement;

•       conflicts or violations under charter documents, contracts and instruments of law and required consents and approvals;

•       governmental filings required in connection with the merger;

•       registration statements, reports and proxy statements filed with the Securities and Exchange Commission (referred to in this proxy statement as the SEC) and the accuracy of the information in those documents;

•       compliance with applicable provisions of the Sarbanes-Oxley Act of 2002;

•       the conduct of our business in the ordinary course and the absence of any material adverse effects since March 31, 2005;

•       pending or threatened material litigation;

•       compliance with laws;

•       the accuracy and completeness of information in this proxy statement and its compliance with applicable securities laws;

•       employee benefits and labor matters;

•       environmental matters;

•       receipt of an opinion of our financial advisor with respect to the merger consideration;

•       absence of undisclosed broker’s fees;

•       amendment of the rights agreement; and

•       tax matters, insurance, intellectual property, material contracts and matters relating to our property and leases.

Some of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect for purposes of our representations and warranties means any change, event, circumstance, development or occurrence which has, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of BioSource and our subsidiaries, taken as a whole, or the ability of BioSource to consummate the merger. However, any adverse change, event, circumstance, development or occurrence arising out of, resulting from or attributable to the following shall not be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect:

•       changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, provided that such changes do not affect BioSource and its subsidiaries in a disproportionately adverse manner;

•       changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which BioSource and its subsidiaries conduct business, provided that such changes do not affect BioSource and its subsidiaries in a disproportionately adverse manner;

•       the negotiation, execution, announcement or performance of the merger agreement or the consummation of the merger and the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees;

•       any action taken by BioSource or its subsidiaries as expressly permitted by the merger agreement or with Invitrogen’s prior consent; or

•       any decline in the market price, or change in trading volume, of the capital stock of BioSource or any failure to meet publicly announced revenue or earnings projections, provided, however, that this exception shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decline or failure has resulted in, or contributed to, a material adverse effect.

The merger agreement also contains representations and warranties made by Invitrogen and Errol to us, including representations and warranties relating to:

•       due organization and other corporate matters;

•       authorization, execution, delivery and enforceability of the merger agreement;

•       governmental filings required in connection with the merger;

•       the accuracy and completeness of information supplied by them for inclusion in this proxy statement;

•       ownership and absence of operations of Errol;

•       sufficient capital resources; and

•       absence of undisclosed broker’s fees.

The representations and warranties of each party set forth in the merger agreement will expire upon completion of the merger. The representations and warranties of BioSource are qualified by information in confidential disclosure schedules that was exchanged in connection with signing the merger agreement. The disclosure schedules contain information (including information that has been included in BioSource’s prior public disclosures, as well as potential additional non-public information) that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement, regardless of whether an exception is noted. Accordingly, no reliance should be made that the representations and warranties are characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the merger agreement, which subsequent information may or may not be fully reflected in BioSource’s public disclosures.

Proxy Statement and Stockholders Meeting

Under the merger agreement, as soon as practicable following the date of the merger agreement, we are required to prepare and file a proxy statement with the SEC, respond as promptly as practicable to any comments of the SEC and cause the proxy statement to be mailed to the stockholders of BioSource.

We are also required to hold a stockholders meeting as soon as practicable following the date of the merger agreement, and our board of directors shall recommend to our stockholders the adoption of the merger agreement.

Covenants; Conduct of Business of BioSource Prior to the Merger

Under the merger agreement, subject to certain exceptions, between the date of the merger agreement and the completion of the merger, we have agreed that we will conduct our business in all material respects in the ordinary course, consistent with past practice, and will use our reasonable best efforts to preserve intact our business organizations and good will.

During the same period, we have also agreed that we will not, without Invitrogen’s prior written consent:

•       issue, sell or grant any shares of our or our subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our or our subsidiaries’ capital stock, or any rights, warrants or options to purchase any shares of our or our subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of our or our subsidiaries’ capital stock, provided that we may issue shares of BioSource common stock upon the exercise of options and warrants that are outstanding on the date of the merger agreement and were disclosed to Invitrogen;

•       redeem, purchase or otherwise acquire any of our outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of our capital stock, except pursuant to contracts or agreements that are in effect as of the date of the merger agreement and were disclosed to Invitrogen;

•       declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our or our subsidiaries’ capital stock;

•       split, combine, subdivide or reclassify any shares of our capital stock;

•       incur any new indebtedness for borrowed money or guarantee any such indebtedness;

•       sell any of our properties or assets that are material to BioSource and our subsidiaries taken as a whole, except:

•        sales, leases, rentals and licenses in the ordinary course of business consistent with past practice;

•        pursuant to contracts or agreements that are in force at the date of the merger agreement and were disclosed to Invitrogen;

•        dispositions of obsolete or worthless assets; or

•        transfers among BioSource and our subsidiaries.

•       make capital expenditures in excess of $500,000 in the aggregate for BioSource and our subsidiaries taken as a whole between signing of the merger agreement and the closing of the merger;

•       make any acquisition (including by merger or investment) of the capital stock or a material portion of the assets of any other person;

•       increase in a material respect the compensation of any of our directors, officers or employees, other than:

•        as required pursuant to applicable law or the terms of contracts or agreements that are in effect on the date of the merger agreement; and

•        increases in salaries, wages and benefits of employees (other than executive officers) made in the ordinary course of business.

•       make or change any material election concerning taxes or tax returns;

•       make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•       amend our charter documents;

•       adopt a plan or agreement of complete or partial liquidation or dissolution;

•       pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction:

•        of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice; or

•        of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in BioSource’s SEC documents;

•       agree to the settlement of any claim, litigation, investigation or other action that is material to BioSource and our subsidiaries, taken as a whole;

•       except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the merger agreement or as expressly provided by the merger agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

•       enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of BioSource or any of our subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of BioSource or any of our Subsidiaries;

•       materially modify or amend, or terminate any material contract, or waive, relinquish, release or terminate any material right or material claim, in each case, or enter into any contract or agreement that would have been a material contract if it had been in existence at the time of the execution of the merger agreement; or

•       agree to take any of the foregoing actions.

No Solicitation of Acquisition Proposals

The merger agreement provides that BioSource, our subsidiaries and our respective directors, officers, investment bankers, attorneys, accountants and other advisors and representatives will not, directly or indirectly:

•       solicit, initiate, induce or knowingly encourage any inquiries that constitute, or may reasonably be expected to lead to, a takeover proposal; or

•       enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any person any non-public information or data, or afford access to the properties, books or records of BioSource or any of its subsidiaries, with respect to, any inquiries that constitute, or may reasonably be expected to lead to, a takeover proposal, or otherwise knowingly facilitate any effort to attempt to make or implement any takeover proposal.

Notwithstanding the foregoing, if prior to the effective time of the merger BioSource’s board of directors receives a takeover proposal that was not solicited, initiated, induced or knowingly encouraged that BioSource’s board of directors (i) determines in good faith, after consultation with its outside legal counsel, that failing to take action on such takeover proposal is reasonably likely to cause BioSource’s board of directors to violate its fiduciary duties under applicable laws, and (ii) determines after consultation with its financial advisor that such takeover proposal constitutes or could reasonably be expected to lead to a superior proposal, then BioSource may:

•       furnish any information with respect to BioSource and its subsidiaries to the person making such takeover proposal pursuant to a customary confidentiality agreement with terms that are no less favorable to us than those set forth in the confidentiality agreement between us and Invitrogen;

•       participate in discussions and negotiations with such person regarding that takeover proposal; and

•       enter into the confidentiality agreement contemplated above.

A copy of all of the information provided to such person shall be delivered or made available promptly to Invitrogen if it has not been previously furnished or made available to Invitrogen.

In addition, neither the BioSource board of directors, nor any committee thereof, shall:

•       withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Invitrogen, the recommendation by such board of directors that stockholders of BioSource adopt the merger agreement (referred to in this proxy statement as a company board recommendation);

•       recommend or propose publicly to recommend, to the stockholders of BioSource the approval or adoption of any takeover proposal (referred to in this proxy statement, along with the above paragraph, as a company adverse recommendation change);

•       approve, adopt or propose publicly to approve or adopt, any takeover proposal or withdraw its approval of the merger, or propose publicly to withdraw its approval of the merger; or

•       cause, authorize or permit BioSource or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any takeover proposal (other than a permitted confidentiality agreement) (referred to in this proxy statement as an acquisition agreement).

Notwithstanding the foregoing:

•       the board of directors of BioSource may withdraw or modify the company board recommendation, or recommend a takeover proposal, if such board of directors determines in good faith, based on those matters as it deems appropriate, after consulting with outside legal counsel, that the failure to take such action is reasonably likely to cause the board of directors of BioSource to violate its fiduciary duties under applicable law; and

•       if the board of directors of BioSource receives a takeover proposal that such board of directors determines in good faith constitutes a superior proposal, BioSource or our subsidiaries may terminate this merger agreement and concurrently enter into an acquisition agreement with respect to such superior proposal, provided, that, with respect to any such termination, BioSource pays Invitrogen the termination fee pursuant to the merger agreement concurrent with (and as a condition of) such termination, and provided, further, that prior to such termination:

•        BioSource shall have given Invitrogen written notice that it intends to terminate the merger agreement, identifying the takeover proposal then determined to be a superior proposal and the parties thereto and delivering a summary of the material terms and conditions of such takeover proposal; and

•        within four business days after BioSource has provided the above notice to Invitrogen, Invitrogen does not make a binding written offer that the board of directors of BioSource concludes in good faith is more favorable to BioSource’s stockholders than the takeover proposal determined to be a superior proposal.

The merger agreement provides that the term “takeover proposal” means any inquiry, proposal or offer from any person (other than Invitrogen and its subsidiaries) relating to, in one or any series of transactions with such person, any:

•       acquisition of assets of BioSource and our subsidiaries (including securities of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of BioSource’s consolidated assets or to which 15% or more of BioSource’s revenues or earnings on a consolidated basis are attributable;

•       acquisition of 15% or more of the outstanding common stock of BioSource;

•       tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding common stock of BioSource; or

•       merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BioSource, in each case, other than the merger or the transactions contemplated by the merger agreement.

The merger agreement provides that the term “superior proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of BioSource or all or substantially all of the assets of the BioSource and our subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the BioSource board of directors determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to BioSource’s stockholders from a financial point of view than the merger with Invitrogen and Errol taking into account:

•       the person making the offer;

•       the consideration offered;

•       the likelihood and timing of consummation (including the legal, financial and regulatory aspects of the offer);

•       the payment of the termination fee required under the merger agreement; and

•       other factors deemed relevant by BioSource board of directors.

Reasonable Best Efforts

We and Invitrogen have agreed to, among other things, cooperate and use our respective reasonable best efforts to promptly:

•       take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws); and

•       obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification from liabilities in connection with any actions occurring at or at any time prior to the effective time of the merger in favor of current or former directors, officers, employees or agents arising out of, in whole or in part, acts or omissions by the individual in his capacity as director, officer, employee or agent, respectively, to the fullest extent permitted under applicable law and as provided in our certificate of incorporation, bylaws and indemnification agreements in effect as of the date of the merger agreement, will survive the merger, and will continue in full force and effect in accordance with their terms.

The merger agreement further provides that for six years after the effective time of the merger, Invitrogen will cause the surviving corporation to maintain in effect the directors’ and officers’ liability insurance policies currently maintained by us (or Invitrogen may substitute other policies providing equivalent coverage) covering acts or omissions occurring at or prior to the effective time of the merger with respect to those persons who are currently covered by our directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date of the merger agreement. However, if the aggregate annual premiums for such insurance shall exceed 300% of the aggregate annual premiums for such insurance, then Invitrogen shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium.

Employee Benefits

Pursuant to the merger agreement, with respect to any individual employed by BioSource or any of its subsidiaries at the closing date of the merger, Invitrogen has agreed to cause the surviving corporation to provide such BioSource employee with the following compensation and benefits for the 12 month period immediately following the closing date of the merger that such BioSource employee is employed by the surviving corporation (or any of its subsidiaries):

•       base salary and annual bonus targets equal to the level of base salary and annual bonus target amounts for such BioSource employees as in effect on the closing date of the merger;

•       employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than the employee benefit plans, programs, contracts and arrangements provided by BioSource and its subsidiaries to BioSource employees prior to the closing date of the merger; and

•       for any BioSource employee who does not have contractual severance benefits, severance benefits that are consistent with Invitrogen’s severance practices with employees of Invitrogen that are similarly situated to the affected BioSource employee with respect to skills, responsibilities and job scope.

However, Invitrogen has not guaranteed the employment of any BioSource employee nor is there any obligation of Invitrogen, BioSource or the surviving corporation to continue the employment of any BioSource employee for any period of time after the closing of the merger.

Effective as of no later than the day immediately preceding the closing date and contingent on the closing of the merger, BioSource has agreed to cause to be terminated any and all of BioSource 401(k) plans unless Invitrogen provides written notice to BioSource requesting otherwise. After the effective date of the merger, 401(k) plan assets for continuing employees may be rolled over into Invitrogen’s 401(k) plan.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include the following:

Invitrogen and we are obligated to effect the merger only if the following conditions are satisfied (or waived if permissible under applicable law):

•       the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•       the waiting period applicable to the merger under the HSR Act must have expired or been terminated, and any waiting period or other pre-consummation approvals applicable to the merger and required to be obtained under foreign antitrust laws must have been terminated, must have expired or been obtained;

•       no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal; and

•       there is no pending action, suit or other proceeding by any governmental authority (i) seeking to restrain or prohibit the consummation of the merger or seeking to obtain from BioSource, Invitrogen or Errol any damages that are material in relation to Invitrogen and its subsidiaries, taken as a whole, or any damages that would reasonably be expected to result in a material adverse effect to BioSource in relation to BioSource and its subsidiaries, taken as a whole, (ii) seeking the sale, divestiture or disposition of any material assets or businesses of Invitrogen and its subsidiaries, taken as a whole, or any assets or businesses of BioSource and its subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a material adverse effect to BioSource and its subsidiaries, taken as a whole, or (iii) otherwise seeking to limit the freedom of action of Invitrogen and its subsidiaries with respect to their material assets or one or more of their businesses, or the material assets or businesses of BioSource and its subsidiaries, taken as a whole, or the corporation surviving the merger.

Invitrogen will not be obligated to effect the merger unless the following additional conditions are satisfied (or waived if permissible under applicable law):

•       the representations and warranties of BioSource contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and true and correct as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except (i) for changes permitted by the merger agreement or (ii) where the failure to be true and correct would not reasonably be expected to have a material adverse effect on BioSource, and Invitrogen shall have received an officer’s certificate of BioSource to such effect; and

•       BioSource shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and Invitrogen shall have received an officer’s certificate of BioSource to such effect; and

•       the UBS financial advisor opinion or any similar financial advisor opinion from a reputable investment bank must not have been withdrawn, revoked or adversely modified.

BioSource will not be obligated to effect the merger unless the following additional conditions are satisfied (or waived if permissible under applicable law):

•       the representations and warranties of Invitrogen and Errol contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, must be true and correct in all material respects as of the date of the merger agreement and true and correct as of the closing date as though made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not reasonably be expected to impair in any material respect the ability of Invitrogen or Errol to perform its obligations under the merger agreement or prevent or materially delay consummation of the transactions contemplated thereby, and BioSource shall have received an officer’s certificate of Invitrogen to such effect; and

•       Invitrogen and Errol must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date, and BioSource shall have received an officer’s certificate of Invitrogen to such effect.

Termination of the Merger Agreement

Invitrogen or BioSource can terminate the merger agreement under certain circumstances, including:

•       by mutual written consent of Invitrogen and BioSource duly authorized by their respective boards of directors;

•       by either Invitrogen or us, if the merger has not been consummated on or before November 30, 2005, provided that this right to terminate the merger agreement will not be available to a party if the failure of the merger to have been consummated on or before November 30, 2005 was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•       by either Invitrogen or us, if any law, injunction, judgment or ruling enacted, promulgated, entered, amended or enforced by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate the merger agreement will not be available to a party if the issuance of such final, nonappealable law, injunction, judgment or ruling was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•       by either Invitrogen or us, if our stockholders do not adopt the merger agreement at a duly convened stockholders meeting or at any adjournment or postponement thereof;

•       by us, if BioSource stockholder approval has not been obtained, concurrently we enter into an acquisition agreement providing for a superior proposal and we comply with our termination fee obligations under the merger agreement;

•       by us, if (i) the representations and warranties of Invitrogen or Errol set forth in the merger agreement are not true and correct on and as of the date of the merger agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes expressly permitted by the merger agreement or (y) where failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not reasonably be expected to have a material adverse effect on Invitrogen and would not impair in any material respect the ability of Invitrogen or Errol to perform its obligations under the merger agreement, or (ii) Invitrogen or Errol shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (i) and (ii)) has not been cured within twenty business days after Invitrogen receives from BioSource written notice of such inaccuracy, breach or failure;

•       by Invitrogen, if (i) the representations and warranties of BioSource set forth in the merger agreement are not true and correct on and as of the date of the merger agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes permitted by the merger agreement or (y) where failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not reasonably be expected to have a material adverse effect on BioSource and would not impair in any material respect the ability of BioSource to perform its obligations under the merger agreement, or (ii) BioSource shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (i) and (ii)) has not been cured within twenty business days after BioSource receives from Invitrogen written notice of such inaccuracy, breach or failure; or

•       by Invitrogen, if:

•        BioSource’s board of directors or a committee thereof causes a company adverse recommendation change;

•        BioSource’s board of directors shall have approved or recommended a takeover proposal;

•        BioSource’s board of directors withdraws its approval of the merger;

•        BioSource or any of its subsidiaries shall have entered into an acquisition agreement; or

•        BioSource receives a takeover proposal from any person and the BioSource board of directors takes a neutral position or makes no recommendation with respect to such takeover proposal and does not publicly reaffirm the BioSource’s board of directors’ recommendation in favor of the merger and the transactions contemplated thereby after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the BioSource board of directors to review and make a recommendation with respect to such takeover proposal.

Termination Fees

We must pay Invitrogen a termination fee of $4,528,000 if:

•       we terminate the merger agreement if our stockholder approval has not been obtained, concurrently we enter into an acquisition agreement providing for a superior proposal and we comply with our termination fee obligations under the merger agreement.

•       Invitrogen terminates the merger agreement if BioSource makes a company adverse recommendation change;

•       Invitrogen terminates the merger agreement if BioSource’s board of directors shall have approved or recommended any takeover proposal;

•       Invitrogen terminates the merger agreement if BioSource’s board of directors withdraws its approval of the merger;

•       Invitrogen terminates the merger agreement if BioSource or any of its subsidiaries enters into an acquisition agreement;

•       Invitrogen or BioSource terminates the merger agreement if our stockholders do not adopt the merger agreement at a duly convened stockholders meeting or at any adjournment or postponement thereof and:

•        after the date of the merger agreement and prior to the termination, a takeover proposal has been publicly announced and not withdrawn or abandoned at the time of termination; and

•        within one year after such termination, BioSource enters into an acquisition agreement with respect to such takeover proposal.

•       Invitrogen terminates the merger agreement if (i) the representations and warranties of BioSource set forth in the merger agreement are not true and correct on and as of the date of the merger agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes permitted by the merger agreement or (y) where failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not reasonably be expected to have a material adverse effect on BioSource and would not impair in any material respect the ability of BioSource to perform its obligations under the merger agreement, or (ii) BioSource shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (i) and (ii)) has not been cured within twenty business days after BioSource receives from Invitrogen written notice of such inaccuracy, breach or failure and:

•        after the date of the merger agreement and prior to the termination, a takeover proposal has been publicly announced and not withdrawn or abandoned at the time of termination; and

•        within one year after such termination, BioSource enters into an acquisition agreement with respect to such takeover proposal.

Expenses

The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such fees and expenses.

Amendment

At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of BioSource’s stockholder approval, by written agreement of the parties to the merger agreement, by action taken by their respective directors, provided, however, that after receipt of the BioSource stockholder approval, no amendment or change to the provisions of the merger agreement may be made which by law would require further approval by the stockholders of BioSource without such stockholder approval.

PROPOSAL TO GRANT AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders to be held on      , 2005, the number of shares of our common stock present or represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the DGCL, proxy holders       and       intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to       and       to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

The adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “for” the adjournment proposal.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.

Our board of directors recommends that you vote FOR the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

As of the record date for the special meeting, each of our directors and executive officers beneficially owned or had the right to acquire beneficial ownership of       % of BioSource common stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of approximately       % of BioSource common stock

The following tables show, as of August 8, 2005, the BioSource equity securities beneficially owned by each person believed by us to own more than 5% of BioSource common stock, each current director, each of the three named executive officers, and all of the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed is in care of BioSource International, Inc., 542 Flynn Road, Camarillo, California 93012, with the exception of Messrs. Conte, Weltman and Genstar Capital LLC whose address is Four Embarcadero Center, Suite 1900, San Francisco, California 94111.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power with respect to securities. Shares of BioSource common stock that a person has the right to acquire within 60 days of August 8, 2005, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person.

	Number of Shares of	Shares which may
	Common Stock	be Acquired within	Percent
Name and Address	Beneficially Owned	60 Days(1)	Owned(1),(2)
Genstar Capital LLC(3)	3,534,074	1,335,000	31.5%
Jean-Pierre L. Conte(4)	3,473,407	1,311,000	31.1%
Oxford BioScience Partners IV L.P.(5)	717,293	—	7.3%
Bio-Rad Laboratories, Inc.(6)	665,639	—	6.7%
Kennedy Capital Management, Inc.(7)	664,583	—	6.7%
Ramius Capital Group LLC(8)	645,069		6.5%
Westfield Capital Management Co. LLC.(9)	555,800	—	5.6%
Terrance J. Bieker	154,561	136,561	1.5%
Kevin J. Reagan	115,374	109,873	1.2%
John L. Zabriskie, Ph.D.	60,500	45,500	*
David J. Moffa, Ph.D.(10)	56,350	48,500	*
John R. Overturf, Jr.	43,600	36,000	*
Alan I. Edrick	38,833	33,333	*
Robert J. Weltman(11)	27,333	24,000	*
All directors and executive officers as a group (eight persons)(12)	3,963,812	1,744,767	34.1%

*                    Less than one percent.

(1)          Consists of shares of common stock that an individual or group has a right to acquire within 60 days after August 8, 2005 pursuant to the exercise of options or warrants and are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table.

(2)          Percentage ownership is calculated based on 9,866,658 shares of common stock outstanding as of August 8, 2005, of which 652,729 shares are held in treasury by BioSource.

(3)          Includes (i) 2,091,881 shares of common stock and 1,262,542 shares of common stock issuable upon exercise of immediately exercisable warrants held by Genstar Capital Partners II, L.P., (ii) 40,526 shares of common stock and 24,458 shares of common stock issuable upon exercise of immediately exercisable warrants held by Stargen II LLC, (iii) 30,000 shares of common stock and 24,000 shares subject to outstanding options which are deemed to be beneficially owned, in each case held by Mr. Conte, (iv) 3,333 shares of common stock and 24,000 shares of common stock subject to outstanding options which are deemed to be beneficially owned, in each case held by Mr. Weltman, (v) 16,667 shares of common stock held by Richard F. Hoskins and (vi) 16,667 shares of common stock held by Richard D. Paterson. Genstar Capital LLC is the general partner of Genstar Capital Partners II, L.P. Mr. Conte, Mr. Hoskins and Mr. Paterson are the managers and managing directors of Genstar Capital LLC and are members of Stargen II LLC, and Mr. Paterson is the Administrative Member of Stargen II LLC. In such capacities Messrs. Conte, Hoskins and Paterson may be deemed to beneficially own shares of common stock beneficially held by Genstar Capital Partners and Stargen II LLC, but disclaim such beneficial ownership, except to the extent of their economic interest in these shares. Messrs. Conte, Hoskins, Paterson, Genstar Capital LLC, Genstar Capital Partners II, L.P. and Stargen II LLC may be deemed to be acting as a group in relation to their respective holdings in BioSource but do not affirm the existence of any such group.

(4)          Mr. Conte’s beneficial ownership is described in clauses (i), (ii) and (iii) of footnote 3. Mr. Conte is a manager and managing director of Genstar Capital LLC and is a member of Stargen II LLC. In such capacity, Mr. Conte may be deemed to beneficially own shares of common stock beneficially held by Genstar Capital Partners and Stargen II LLC, but he disclaims such beneficial ownership, except to the extent of his economic interest in those shares.

(5)          As disclosed on Form 13-G, filed with the Securities and Exchange Commission on February 14, 2005 by Oxford BioScience Partners IV L.P.

(6)          As disclosed on Form 13D, filed with the Securities and Exchange Commission on April 18, 2005 by Bio-Rad Laboratories, Inc.

(7)          As disclosed on Form 13F-NT, filed with the Securities and Exchange Commission on May 13, 2005 by Kennedy Capital Management, Inc.

(8)          As disclosed on Form 13-G, filed with the Securities and Exchange Commission on May 20, 2005 by Ramius Capital Group LLC.

(9)          As disclosed on Form 13F-F, filed with the Securities and Exchange Commission on May 13, 2005 by Westfield Capital Management Co. LLC.

(10)   Includes (i) 48,500 shares subject to outstanding options which are deemed to be beneficially owned; (ii) 550 shares of common stock held solely by Dr. Moffa’s spouse; (iii) 4,000 shares of common stock held jointly with Dr. Moffa’s spouse; and (iv) 2,850 shares of common stock held directly.

(11)   Includes (i) 10,333 shares of common stock held directly; (ii) 24,000 shares of common stock reserved for issuance upon exercise of stock options which are deemed to be beneficially owned. Mr. Weltman is also a Principal of Genstar Capital LP and a member, but not a managing member, of Stargen II LLC. Mr. Weltman does not have power to vote or dispose of, or to direct the voting or disposition of, any securities beneficially owned by Genstar Capital LLC or Stargen II LLC. Mr. Weltman disclaims that he beneficially owns any shares of common stock beneficially owned by Genstar Capital LLC or Stargen II LLC, except to the extent of his economic interest in shares owned by Genstar Capital LLC or Stargen II LLC.

(12)   Includes 457,767 shares subject to outstanding options which are deemed exercised and 1,287,000 shares of common stock reserved for issuance upon the exercise of warrants.

MARKET PRICE OF BIOSOURCE COMMON STOCK AND DIVIDEND INFORMATION

BioSource common stock is traded on Nasdaq. The following table sets forth the high and low closing prices of shares of BioSource common stock as reported on Nasdaq, and the quarterly cash dividends declared per share for the periods indicated (rounded to the nearest cent).

	Market Prices
	High	Low	Dividends
2003
First Quarter	6.95	5.82	None
Second Quarter	6.92	5.00	None
Third Quarter	7.97	6.15	None
Fourth Quarter	7.87	6.33	None
2004
First Quarter	8.09	6.40	None
Second Quarter	8.50	6.91	None
Third Quarter	7.50	6.06	None
Fourth Quarter	7.19	5.61	None
2005
First Quarter	7.34	5.90	None
Second Quarter	10.55	6.75	None
Third Quarter (through August , 2005)

On July 25, 2005, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $11.40 per share. We encourage our stockholders to obtain current market quotations for our common stock.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual stockholders meeting in 2005 only if the merger is not completed. If we hold an annual stockholders meeting in 2005, any stockholder who wishes to have a stockholder proposal included in the our proxy statement for the 2005 Annual Meeting must submit the proposal in writing to      , BioSource International, Inc., 542 Flynn Road, Camarillo, CA 93012, for receipt by      , 2005. A stockholder who wishes to introduce a proposal to be voted on at our 2005 Annual Meeting must send advance written notice to       , for receipt no earlier than      , 2005 and no later than      , 2005 and must provide the information specified by our bylaws. Proposals must comply with all applicable rules and regulations of the SEC.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Invitrogen and BioSource file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Invitrogen and BioSource file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Invitrogen has supplied all information contained in this proxy statement relating to Invitrogen and Errol and we have supplied all such information relating to us.

Our stockholders should not send in any BioSource certificates until they receive the transmittal materials from the paying agent. After receiving the transmittal materials, our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent by calling the telephone number set forth in the transmittal materials.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated        , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the completion of the merger described in this proxy statement creates any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of July 25, 2005
among
INVITROGEN CORPORATION,
ERROL ACQUISITION CORPORATION
and
BIOSOURCE INTERNATIONAL, INC.

TABLE OF CONTENTS (Continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2005 (this “Agreement”), is among INVITROGEN CORPORATION, a Delaware corporation (“Parent”), ERROL ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and BIOSOURCE INTERNATIONAL, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and Genstar Capital Partners II, L.P. are entering into that certain Voting Agreement dated of even date herewith in respect of shares of capital stock of the Company beneficially owned by Genstar Capital Partners II, L.P. (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2   Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (California time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, CA 94065, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3   Effective Time.   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4   Effects of the Merger.   The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5   Certificate of Incorporation and Bylaws of the Surviving Corporation.   The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be

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the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8 hereof).

SECTION 1.6   Directors and Officers of the Surviving Corporation.

(a)   Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)   Capital Stock of Merger Sub.   Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)   Cancellation of Treasury Stock and Parent-Owned Stock.   Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)   Conversion of Company Capital Stock.   Each issued and outstanding share of Company Common Stock together with the associated Series A Preferred Stock Purchase Rights (the “Rights”) issued under the Rights Agreement, dated as of February 25, 1999, between the Company and the U.S. Stock Transfer Corporation, as rights agent, as amended on January 10, 2000 and September 28, 2000 (as amended, the “Rights Agreement”) (other than (i) shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares), shall be converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2   Exchange of Certificates.

(a)   Paying Agent.   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit such aggregate

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Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing, provided that no such investment shall affect Parent’s obligation to pay the Merger Consideration in accordance with the terms of this Agreement.

(b)   Exchange Procedures.   As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (or evidence of shares in book-entry form), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (less any applicable excise and withholding Taxes in accordance with Section 2.2(g) hereof), without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this ARTICLE II, without interest.

(c)   Transfer Books; No Further Ownership Rights in Company Stock.   The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(d)   Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with

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respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.

(e)   Termination of Fund.   At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)   No Liability.   Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)   Withholding Taxes.   Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3   Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

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SECTION 2.4   Company Stock Options.   Effective immediately prior to the Effective Time, each then-outstanding option to purchase shares of Company Common Stock, whether or not then vested or exercisable (each, an “Option”), shall constitute only the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. As of the Effective Time, any Option with an exercise price greater than the $12.50 per share of Company Common Stock shall be canceled without consideration and be of no further force or effect. The Option Consideration shall be paid as soon after the Effective Time as shall be practicable. Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) $12.50 per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. Prior to the Effective Time, the Company shall obtain all necessary waivers, consents or releases from holders of Options and take all other action as may be necessary to give effect to the transactions contemplated by this Section 2.4.

SECTION 2.5   Warrants.   The Company shall take all actions necessary to provide that each outstanding Warrant referred to in Section 3.2 hereof that represents the right to acquire shares of Company Common Stock shall be converted at the Effective Time into the right to receive a cash amount equal to the Warrant Consideration for each share of Company Common Stock then subject to the Warrant, in full satisfaction of all rights under such Warrant. The Warrant Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Warrant Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of (i) $12.50 per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant.

SECTION 2.6   Employee Stock Purchase Plan.   Prior to the Effective Time, the Company shall take all action necessary to (i) establish a final purchase date under the Company’s employee stock purchase plan (“Company ESPP”) as of a date prior to the Effective Time, and any purchase periods then in progress shall end on such new final purchase date, (ii) immediately prior to the Effective Time, accelerate vesting of any unvested shares issuable to Company employees pursuant to the Company ESPP, and (iii) effect the termination of the Company ESPP effective as of a time following such new final purchase date but at or prior to the Effective Time. All outstanding purchase rights under the Company ESPP shall automatically be exercised on the new final purchase date, and each share of Company Common Stock purchased under those exercised rights and all vested shares pursuant to the Company ESPP shall at the Effective Time be canceled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) of this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this ARTICLE III (it being understood that any matter set forth in the Company Disclosure Schedule shall be deemed disclosed with respect to any section of this ARTICLE III to which

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the matter relates, to the extent the relevance of such matter to such section is reasonably apparent on its face):

SECTION 3.1   Organization, Standing and Corporate Power.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any party, any change, event, circumstance, development or occurrence which has, individually or in the aggregate, a material adverse effect on (x) the results of operations or financial condition of such party and its Subsidiaries taken as a whole or (y) the ability of the party to consummate the Transactions; provided, however, that any adverse change, event, circumstance, development or occurrence arising out of, resulting from or attributable to the following shall not be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, provided that such changes do not affect such party and its Subsidiaries in a disproportionately adverse manner, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such party and its Subsidiaries conduct business, provided that such changes do not affect such party and its Subsidiaries in a disproportionately adverse manner, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) any action taken by the Company or its Subsidiaries as expressly permitted by this Agreement or with Parent’s prior consent or (v) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections, provided, however, that the exception set forth in (v) above shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decline or failure has resulted in, or contributed to, a Material Adverse Effect.

(b)   Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or, with respect to the Company’s foreign Subsidiaries, similar concepts under applicable foreign law if applicable) and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (or, with respect to the Company’s foreign Subsidiaries, similar concepts under applicable foreign law if applicable) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, transfer restrictions, mortgages, assessments, claims, charges and other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities Laws. The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person other than its Subsidiaries.

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(c)   The Company has delivered or made available to Parent complete and correct copies of (i) the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”) and (ii) the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Boards of Directors of the Company held since January 1, 2003.

SECTION 3.2   Capitalization.

(a)   The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on July 22, 2005, (i) 9,858,706 shares of Company Common Stock were issued and outstanding (of which 652,729 shares of Company Common Stock were held by the Company in its treasury), (ii) 4,000,000 shares of Company Common Stock were reserved for issuance under the Company’s 2000 Non-Qualified Stock Option Plan and the 1993 Stock Incentive Plan (collectively, the “Company Stock Plans”) (of which 1,798,959 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 1,287,000 shares of Company Common Stock were reserved for issuance upon exercise of the warrants listed in Section 3.2(b) of the Company Disclosure Schedule (“Warrants”). All shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable securities laws. Since March 31, 2005, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than or pursuant to (i) options and Warrants referred to above that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 5.2 hereof or (ii) shares of Company Common Stock purchased pursuant to the Company ESPP.

(b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of Options, indicating with respect to each Option, the number of shares of Company Common Stock subject to such Option, the exercise price, the date of grant and the expiration date thereof. Section 3.2(b) of the Company Disclosure Schedule also sets forth a complete and accurate list of all holders of Warrants, indicating with respect to each Warrant, the number of shares of Company Common Stock subject to such Warrant, the exercise price and the date of grant. The Company has delivered or made available to Parent accurate and complete copies of all Warrants, Company Stock Plans, the standard forms of stock option agreement evidencing Options and any stock option agreements evidencing an Option that deviates in any material manner from the Company’s standard forms of stock option agreement.

SECTION 3.3   Authority; Noncontravention; Voting Requirements.

(a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

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(b)   The Company Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved, subject to Section 5.3 hereof, to recommend that stockholders of the Company adopt this Agreement and approve the Transactions.

(c)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or the charter, bylaws, memorandum or articles of association or other organizational document of any Subsidiary of the Company, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) conflict with or violate any Law, judgment, writ, order, decree or injunction of any Governmental Authority, permit or license applicable to the Company or any of its Subsidiaries or (y) conflict with, breach, result in a violation of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change of control under, require the payment of a penalty under or result in the imposition of a lien on the Company’s assets or a Subsidiary’s assets under, any of the terms, conditions or provisions of any Material Contract (as defined below) to which the Company or any of its Subsidiaries is a party, except, in the case of clause (ii), for such conflicts, breaches, violations, defaults, payments, liens or other events, or consents or waivers the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(d)   The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

SECTION 3.4   Governmental Approvals.   Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.5   Company SEC Documents; Undisclosed Liabilities.

(a)   The Company has filed all required registration statements, reports and proxy statements with the SEC since January 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective

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effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, for the absence of notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c)   The chief executive officer and principal financial officer of the Company have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder by the SEC, and the statements contained in any such certificates were complete and correct when made.

(d)   Neither the Company nor any of its Subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2005 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or (iv) as would not reasonably be expected to have a Company Material Adverse Effect. The Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).

SECTION 3.6   Absence of Certain Changes.   Since the Balance Sheet Date (a) the Company has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.7   Legal Proceedings.   There is no pending or, to the Knowledge of the Company, threatened, material legal or administrative proceeding, claim, suit, arbitration, mediation or other action against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, stipulation or decree imposed upon or binding upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. To the Knowledge of the Company, there is no investigation by any Governmental Authority pending or threatened against or relating to the Company.

SECTION 3.8   Compliance With Laws; Permits.   The Company and each of its Subsidiaries, is not currently in violation of, and since January 1, 2002 has complied with, has not received any notice alleging any violation with respect to, any laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance, violation or alleged violation that would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to

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hold the same would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries, since January 1, 2002 has complied with, is not currently in violation of, and has not, since January 1, 2002, received any notice alleging any violation with respect to, any terms of its Permits, except for such non-compliance, violation or alleged violation that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.9   Information Supplied.   The Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.10   Tax Matters.

(a)   (i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which have not been fully paid or adequately reserved in the Company SEC Documents; (iv) neither the Company nor any of its Subsidiaries has requested an extension of time within which to file a material Tax Return which has not been since filed; and (v) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no oral or written notice thereof has been received. There are no Liens for Taxes upon the assets of the Company, except for Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof. Neither the Company nor any of its subsidiaries is a party to any Tax allocation or sharing agreement. The Company has properly and timely withheld and remitted to the proper Governmental Authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party. This Section 3.10 constitutes the sole and exclusive representation or warranty of the Company relating to Tax matters.

(b)   For purposes of this Agreement:   (i) “Taxes” shall mean (x) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (x), and (z) any transferee liability in respect of any items described in clauses (x) and/or (y) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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SECTION 3.11   Employee Benefits and Labor Matters.

(a)   The Company Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other compensation or benefit plan or agreement maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employees, directors, officers or independent contractors (each, a “Company Plan”). The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan. Each Company Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except for any instances of noncompliance that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (a) all Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries is so qualified and (b) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, as well as a correct and complete copy of each pending application for a determination letter, if any. All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents. Neither the Company nor any Subsidiary has contributed or has been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA, a multiemployer plan, as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA. No Company Plan is a self-insured plan. There are no liabilities with respect to any self-insured plan that the Company has maintained, established, sponsored, participated in or contributed to, which are not properly reflected or reserved against on the consolidated balance sheet of the Company as further described in Section 3.5 hereof.

(b) There is no agreement, plan, arrangement or other contract covering any current or former employee, director or consultant of the Company that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Based on a good faith interpretation of Code Section 409A and IRS Notice 2005-1, no compensation shall be includable in the gross income of any current or former employee, director or consultant of the Company as a result of the operation of Code Section 409A with respect to any applicable arrangements or agreements in effect prior to the Effective Time.

SECTION 3.12   Environmental Matters.   Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in

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compliance with all applicable Laws relating to the environment or the protection thereof, waste disposal, or protection of occupational health and safety as it relates to exposure to hazardous materials (“Environmental Laws”), which compliance includes obtaining, maintaining and complying with all licenses and Permits required by Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property operated or leased by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any off-site location to which the Company or any of its Subsidiaries has transported or arranged for the transportation, storage, handling or disposal of any waste or hazardous material, (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (iv) the Company and its Subsidiaries have not received any unresolved notice that any of the licenses and Permits required by all Environmental Laws applicable to the ownership of their assets and the conduct of their business will be revoked, suspended or not renewed, (v) there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any hazardous substance or waste into the environment by the Company at any real property operated or leased by the Company or any of its Subsidiaries, or to the Knowledge of the Company, at any offsite location to which the Company or any of its Subsidiaries transported or arranged for the transportation, storage, handling or disposal of any waste or hazardous material at concentrations requiring investigations or remediation under Environmental Laws, and (vi) to the Knowledge of the Company, there are no underground storage tanks or underground improvements containing hazardous materials, including, treatment tanks located on any real property operated or leased by the Company or any of its Subsidiaries. The Company and its Subsidiaries have made available to Parent true and complete copies of all material investigations, reports, studies, audits, tests, evaluations or analyses possessed or initiated by the Company or its Subsidiaries pertaining to any hazardous material or waste in, on, at, beneath or adjacent to any real property operated or leased by the Company or any of its Subsidiaries, pertaining to any off-site location to which the Company or any of its Subsidiaries transported or arranged for the transportation, storage, handling or disposal of any waste or hazardous material, or concerning compliance by the Company or any of its Subsidiaries with any Environmental Law, to the extent such materials are in the possession of the Company. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental and health and safety matters, or liabilities or obligations, or compliance with Laws, relating thereto.

SECTION 3.13   Opinion of Financial Advisor.   The Company Board of Directors has received the signed opinion of UBS Securities LLC, dated the date of this Agreement (the “Financial Advisor Opinion”), to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s stockholders (other than certain affiliates of the Company) in the Merger is fair to such holders from a financial point of view. A true and complete copy of such Financial Advisor Opinion has been furnished for informational purposes only to Parent, and, as of the date hereof, such Financial Advisor Opinion has not been withdrawn, revoked or modified.

SECTION 3.14   Brokers and Other Advisors.   Except for UBS Securities LLC, whose fees and expenses shall be paid by the Company, no broker, investment banker, financial advisor or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.15   Rights Agreement.   The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement, the Voting Agreement and the Transactions, (b) ensure that (i) none of Parent or Merger Sub is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) a Stock Acquisition Date (as defined in the Rights Agreement)

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does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement, the Voting Agreement or the consummation of the Transactions and (c) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

SECTION 3.16   Intellectual Property.

(a)   Section 3.16(a) of the Company Disclosure Schedule contains a complete and correct list of (i) all issued patents by country and all pending patent applications by country (including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations, and extensions) owned by the Company or any Subsidiary (collectively, “Patent Rights”), all registered trademarks, registered service marks, domain names and trade names by country and all applications for any of the foregoing by country owned by the Company or any Subsidiary, and registered copyrights by country owned by the Company or any Subsidiary (collectively with the Patent Rights and all trade secrets, know-how and unregistered trademarks and unregistered service marks owned by the Company or any Subsidiary, the “Proprietary Intellectual Property”) and (ii) all license agreements and other agreements whereby a third party grants the Company or any Subsidiary a license, covenant not to sue or other similar right to or under any patents, pending patent applications, trademarks, service marks, domain names, trade names, know-how, trade secrets, copyrights, technology, computer software (other than non-negotiated (e.g., click-through or shrink wrap) licenses of commercially available software) and processes that are owned by such third party and that are either (A) used, exploited or otherwise practiced in connection with the use, manufacture or sale of any Company or Subsidiary products or (B) used, exploited or practiced by the Company or any Subsidiary in its business unrelated to the use, manufacture or sale of any Company or Subsidiary products and are material to such business of the Company or any Subsidiary as currently conducted (collectively, the “Licensed Intellectual Property”, and together with the Proprietary Intellectual Property, the “Intellectual Property”).

(b)   The Company or its Subsidiaries are the sole and exclusive owners of the Proprietary Intellectual Property, and all rights associated therewith. The Proprietary Intellectual Property is free and clear of all Liens (except for the licenses granted by the Company under the agreements provided or made available by the Company to Parent as described in Section 3.17(a)(vi) and Section 3.17(a)(vii)), rights of first refusal, rights of first negotiation and covenants not to sue. The Company and each Subsidiary has the right to use and otherwise exploit and practice, pursuant to valid and effective agreements, consents or other permission, all Licensed Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Transactions will alter, conflict with or impair any such ownership in any of the Proprietary Intellectual Property. No third party has challenged in writing or, to the Knowledge of the Company, has threatened in writing to challenge, the Company’s ownership of or other right or interest in, to or under the Intellectual Property.

(c)   All current officers of the Company and each Subsidiary employed by the Company or such Subsidiary in the United States and all current employees of the Company and each Subsidiary involved in the research and development activities of the Company or such Subsidiary and employed by the Company or such Subsidiary in the United States have executed and delivered to the Company or such Subsidiary an agreement substantially in the form provided by the Company to Parent as described below regarding the protection of the Company’s or such Subsidiary’s, as the case may be, proprietary information and the assignment to the Company or such Subsidiary, as the case may be, of all intellectual property rights (including the Proprietary Intellectual Property) arising from services performed for the Company or such Subsidiary by such Persons. All current consultants and independent contractors retained by the Company or any Subsidiary and involved in the research and development activities in the United States of the Company or such Subsidiary have executed and delivered to the Company or such Subsidiary an agreement regarding the protection of the Company’s or such Subsidiary’s, as the case may be, proprietary information and the assignment to the Company or such Subsidiary, as the case may be, of any intellectual property rights (including the Proprietary Intellectual Property) arising from services performed for the

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Company by such Persons. In the case of current employees and officers of the Company or any Subsidiary in the United States, Company has provided to Parent a copy of the form employee agreement used by the Company and each such Subsidiary regarding the protection of the Company’s proprietary information and the assignment to the Company of any intellectual property rights arising from services performed for the Company by such Persons. In the case of current consultants and independent contractors retained by the Company or any Subsidiary and involved in the research and development activities in the United States of the Company or such Subsidiary, the Company has provided to Parent a copy of each such agreement between the Company or such Subsidiary, as the case may be, and such consultant or independent contractor. To the Knowledge of the Company, no current employee, consultant or independent contractor of the Company or any Subsidiary involved in the research and development activities in the United States of the Company or any Subsidiary is in violation of any term of any patent disclosure agreement with the Company or any Subsidiary, any employment contract with the Company or any Subsidiary or any other contract or agreement with the Company or any Subsidiary relating to the non-use by such Person of any Intellectual Property. To the Knowledge of the Company, all inventors named on the patents and patent applications included in the Patent Rights are the only inventors of the inventions claimed in such patents and patent applications and each of such inventors has assigned all of his or her rights, title and interest in and to such inventions to the Company. The Company has provided to Parent a copy of each such inventor assignment.

(d)   To the Knowledge of the Company, the Intellectual Property collectively constitutes all of the intellectual property necessary to enable the Company to conduct its business as currently conducted.

(e)   All Patent Rights within the Proprietary Intellectual Property have been maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and have not lapsed, expired or been abandoned. To the Knowledge of the Company, (i) all Patent Rights within the Proprietary Intellectual Property have been prosecuted in good faith, (ii) there are no inventorship challenges to any such Patent Rights, (iii) no interference has been declared or provoked relating to any such Patent Rights, and (iv) all maintenance and annual fees having a final due date prior to the date of this Agreement have been fully paid.

(f)   The Company has not entered into any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person, except for exclusive distribution agreements the Company has entered into, copies of which have been provided to Parent. The Company is not subject to any contract or agreement that restricts the use, transfer, sale, delivery or licensing of Intellectual Property (or any tangible embodiment of such Intellectual Property, including the making, using, selling, offering for sale or importation of any product or service by the Company), except for the restrictions set forth in the license agreements and other agreements listed in Section 3.16(a) of the Company Disclosure Schedule.

(g)   To the Knowledge of the Company, no claims, suits, proceedings or actions are pending or have been asserted against the Company or are threatened against the Company by any Person challenging or questioning (i) the Company’s ownership, use, exploitation or practice of any Intellectual Property (or any tangible embodiment thereof, including the making, using, selling, offering for sale, providing or importation of any product or service by the Company), (ii) the validity, enforceability or effectiveness of any Proprietary Intellectual Property or any license or agreement granting rights to the Licensed Intellectual Property or (iii) the claim construction of any of the claims of any Patent Rights (except for office actions issued by the U.S. Patent and Trademark Office or other applicable Governmental Authorities in connection with the prosecution of the Patent Rights). To the Knowledge of the Company, no Proprietary Intellectual Property has been infringed or misappropriated by any third party, and the Company has not provided any written notice or other written communication to any third party asserting such infringement or misappropriation.

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(h)   To the Knowledge of the Company, the current use, exploitation and practice by the Company or any Subsidiary of the Intellectual Property, including the using, making, selling, offering for sale or importation of any products by the Company or any Subsidiary or the performance of any services by the Company or any Subsidiary, do not infringe, constitute contributory infringement, constitute inducement to infringe, misappropriate or constitute unlawful use of the rights of any third party. The Company has not received any written notice or other written communication asserting any such infringement.

SECTION 3.17   Material Contracts.

(a)   Section 3.17(a) of the Company Disclosure Schedule includes a list of all contracts, agreements, licenses, arrangements or understandings to which the Company is a party or by which the Company or its assets are bound or affected as of the date hereof, (i) which are required to be disclosed in the Company SEC Documents, (ii) pursuant to which payments in excess of $250,000 are required or acceleration of benefits is required upon a “change of control” of the Company, (iii) which require the consent or waiver of a third party prior to the Company consummating the Transactions, (iv) which pertain to the lease of real property, (v) which constitute contracts, agreements, managements or understandings between the Company and any other Person, and involve consideration, received or paid by the Company, in excess of $250,000 for the twelve month period ending June 30, 2005, or are reasonably likely to result in the receipt or payment by the Company (assuming operation of the Company’s business in accordance with its results of operations over the 18 month period prior to the date of this Agreement) of consideration, to the Knowledge of the Company, in excess of $250,000 in the twelve month period following the date of this Agreement, (vi) relating to (A) any acquisition by or from the Company or any Subsidiary, or any grant by or to the Company or any Subsidiary, of any right, title or interest in, under or to any Intellectual Property, including contracts, agreements, licenses, arrangements or understandings relating to the Licensed Intellectual Property or (B) any covenant not to sue granted by the Company or any Subsidiary to any Person or granted by any Person to the Company or any Subsidiary for the benefit of the Company or such Subsidiary, as the case may be, with respect to any Intellectual Property, all of which Intellectual Property in clauses (A) and (B) are material to the Company and its Subsidiaries, taken as a whole, other than standardized nonexclusive licenses obtained by the Company in the ordinary course of business, or (vii) which constitute exclusive distribution, reseller, OEM, license out or similar agreements between the Company or any Subsidiary and any other Person, copies of which have been provided to Parent but not specifically listed in Section 3.17(a) of the Company Disclosure Schedule (the contracts, agreements, licenses, arrangements or understandings referred to in clauses (i) through (vii) above are referred to collectively herein as the “Material Contracts”). The Company has delivered or made available to Parent a complete and accurate copy of each written Material Contract. Notwithstanding anything set forth in (vi) above, the Company shall not be required to include on Section 3.17(a) of the Company Disclosure Schedule non-exclusive distribution, reseller, OEM, license out and similar agreements whereby the Company or any Subsidiary sells its products to a third party and grants a license or otherwise authorizes or permits such third party to use the Company’s or such Subsidiary’s trademarks for such products in connection with such third party’s marketing, distribution, sales and other commercialization efforts related to such products, provided that although such agreements are not required to be listed on Section 3.17(a) of the Company Disclosure Schedule, such agreements shall nevertheless constitute Material Contracts to the extent the Intellectual Property that is the subject of such agreements is material to the Company and its Subsidiaries, taken as a whole, and provided further that the Company has delivered or made available to Parent a complete and accurate copy of each such agreement.

(b)   With respect to each Material Contract (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company (subject to the Bankruptcy and Equity Exception); and (ii) neither the Company nor, to Knowledge of the Company, any other party, is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default by the Company or, to the Knowledge of the Company, by

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any such other party, or that would give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under a Material Contract.

SECTION 3.18   Title to Property; Condition.   The Company does not own any real property. With respect to real property leased by the Company, (i) the Company is entitled to and has exclusive possession of such leased properties, (ii) the leased properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with the Company’s use of the leased properties, and (iii) the Company has valid leasehold interests therein, free and clear of Liens, except for the following: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (b) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (c) Liens securing debt that is reflected in the Financial Statements; (d) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (f) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; and (g) such other Liens as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.19   Insurance.   Section 3.19 of the Company Disclosure Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on the date hereof (each, an “Insurance Policy”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or to the Knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the Knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.

SECTION 3.20   Certain Payments.   The Company has not, and to the Knowledge of the Company, no director, officer, agent or employee of the Company, nor any other person acting for or on behalf the Company, has directly or indirectly, on behalf of the Company made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Law.

SECTION 3.21   Complete Copies of Materials.   In each case where a representation and warranty of the Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Parent (or made available for review by Parent).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1   Organization.   Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.2   Authority; Noncontravention.

(a)   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and

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approved by their respective Boards of Directors and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) conflict with, breach, result in a violation of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change of control under, require the payment of a penalty under or result in the imposition of a lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any contract or agreement to which Parent or Merger Sub is a party, except, in the case of clause (ii), for such conflicts, breaches, violations, defaults, payments, liens or other events, or consents or waivers the failure of which to be obtained, as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.3   Governmental Approvals.   Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.4   Information Supplied.   The information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5   Ownership and Operations of Merger Sub.   Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6   Capital Resources.   Parent and Merger Sub collectively have, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger and to pay all fees and expenses payable by them in connection with the Transactions.

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SECTION 4.7   Brokers and Other Advisors.   No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1   Preparation of the Proxy Statement; Stockholders Meeting.

(a)   As soon as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information required by Law for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) the Company shall file the Proxy Statement with the SEC. The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response.

(b)   The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 7.1(c)(i), the occurrence of any Company Adverse Recommendation Change shall not relieve the Company of its obligations set forth in the preceding sentence with respect to the Company Stockholders Meeting. Unless a Company Adverse Recommendation Change has occurred, in connection with the Company Stockholders Meeting and the Transactions hereby, the Company will use its reasonable best efforts (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum or to solicit additional proxies) to obtain the Company Stockholder Approval. Subject to Section 5.3(b), the Proxy Statement shall contain the unqualified recommendation of the Company Board of Directors that its stockholders vote in favor of the adoption of this Agreement and the approval of the Transactions (the “Company Board Recommendation”).

SECTION 5.2   Conduct of Business.   Except as expressly permitted by this Agreement or as required by applicable Law or as contemplated by Section 5.2(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall conduct its business in all material respects in the ordinary course, consistent with past practice, use its reasonable best efforts to preserve intact its business organizations and good will, and unless Parent otherwise provides its prior written consent, the Company shall not:

(a)   (A) issue, sell or grant any shares of its or its Subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its

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or its Subsidiaries’ capital stock, or any rights, warrants or options to purchase any shares of its or its Subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its or its Subsidiaries’ capital stock, provided that the Company may issue shares of Company Common Stock upon the exercise of options and Warrants that are outstanding on the date of this Agreement and disclosed in the schedules hereto; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except pursuant to contracts or agreements that are in effect as of the date hereof and are disclosed in the schedules hereto; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its or its Subsidiaries’ capital stock; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(b)   incur any new indebtedness for borrowed money or guarantee any such indebtedness;

(c)   sell any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts or agreements that are in force at the date of this Agreement and are disclosed in the schedules hereto, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and its Subsidiaries;

(d)   make capital expenditures in excess of $500,000 in the aggregate for the Company and its Subsidiaries taken as a whole during the period from the date hereof until the Closing Date;

(e)   make any acquisition (including by merger or investment) of the capital stock or a material portion of the assets of any other Person;

(f)   increase in a material respect the compensation of any of its directors, officers or employees, other than (A) as required pursuant to applicable Law or the terms of contracts or agreements that are in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees (other than executive officers) made in the ordinary course of business;

(g)   make or change any material election concerning Taxes or Tax Returns;

(h)   make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(i)   amend the Company Charter Documents;

(j)   adopt a plan or agreement of complete or partial liquidation or dissolution;

(k)   pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Documents;

(l)   agree to the settlement of any claim, litigation, investigation or other action that is material to the Company and its Subsidiaries, taken as a whole;

(m)   except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or as expressly provided by this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

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(n)   enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company or any of its Subsidiaries;

(o)   materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, in each case, or enter into any contract or agreement that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement; or

(p)   agree to take any of the foregoing actions.

SECTION 5.3   Other Offers; Etc.

(a)   The Company shall, and shall cause its and its Subsidiaries’ respective directors, officers and investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, (i) cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Takeover Proposal and (ii) request the prompt return or destruction of all confidential information relating to the Company or any of its Subsidiaries previously furnished to such Person. The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any of its Representatives, directly or indirectly, to (i) solicit, initiate, induce or knowingly encourage any inquiries that constitute, or may reasonably be expected to lead to, a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any Person any non-public information or data, or afford access to the properties, books or records of the Company or any of its Subsidiaries, with respect to, any inquiries that constitute, or may reasonably be expected to lead to, a Takeover Proposal, or otherwise knowingly facilitate any effort to attempt to make or implement any Takeover Proposal. Notwithstanding the foregoing, if prior to the Effective Time the Company Board of Directors receives a Takeover Proposal that was not solicited, initiated, induced or knowingly encouraged in violation of this Section 5.3 that the Company Board of Directors (i) determines in good faith, after consultation with its outside legal counsel, that failing to take action on such Takeover Proposal is reasonably likely to cause the Company Board of Directors to violate its fiduciary duties under applicable Laws, and (ii) determines after consultation with its financial advisor that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (x) furnish any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are equivalent to, and in no respect less favorable to the Company than, the terms of the Confidentiality Agreement (as defined in Section 5.6 hereof), (y) participate in discussions and negotiations with such Person regarding that Takeover Proposal and (z) enter into the confidentiality agreement contemplated by clause (x) of this sentence. A copy of all of the information provided to such Person shall be delivered or made available promptly to Parent if it has not been previously furnished or made available to Parent.

(b)   Except as expressly permitted by this Section 5.3(b), neither the Company Board of Directors, nor any committee thereof, shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) recommend or propose publicly to recommend, to the stockholders of the Company the approval or adoption of any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, adopt or propose publicly to approve or adopt, any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, or (iii) cause, authorize or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any Takeover Proposal (other than a confidentiality agreement permitted by Section 5.3(a) above) (each, a “Company

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Acquisition Agreement”). Notwithstanding the foregoing, (x) the Company Board of Directors may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, based on those matters as it deems appropriate, after consulting with outside legal counsel, that the failure to take such action is reasonably likely to cause the Company Board of Directors to violate its fiduciary duties under applicable law, and (y) if the Company Board of Directors receives a Takeover Proposal that such Board determines in good faith constitutes a Superior Proposal, the Company or its Subsidiaries may terminate this Agreement pursuant to Section 7.1(c)(i) and concurrently enter into a Company Acquisition Agreement with respect to such Superior Proposal, provided, that, with respect to any termination pursuant to clause (y), the Company shall have complied with its obligations under this Section 5.3 since the date of this Agreement and the Company pays Parent the Termination Fee pursuant to Section 7.3 hereof concurrent with (and as a condition of) such termination, and provided, further, that prior to such termination (A) the Company shall have given Parent written notice that it intends to terminate this Agreement pursuant to Section 7.1(c)(i), identifying the Takeover Proposal then determined to be a Superior Proposal and the parties thereto and delivering a summary of the material terms and conditions of such Takeover Proposal and (B) within four business days after the Company has provided the notice referred to in the previous clause (A), Parent does not make a binding written offer that the Company Board of Directors concludes in good faith is more favorable to Company stockholders than the Takeover Proposal determined to be a Superior Proposal.

(c)   For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in one or any series of transactions with such Person, any (i) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 15% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

“Superior Proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation, taking into account the Person making the offer, the consideration offered, the likelihood and timing of consummation (including the legal, financial and regulatory aspects of the offer), the payment of the Termination Fee, as well as other factors deemed relevant by the Company Board of Directors) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions.

(d)   Nothing in this Section 5.3 shall prohibit the Company Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement (including ARTICLE VII), a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Company Board of Directors to withdraw or modify, the Company Board Recommendation, or an approval or recommendation or neutral position with respect to such Takeover Proposal.

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SECTION 5.4   Reasonable Best Efforts.

(a)   Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)   In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and, subject to the provisions of Section 5.4(d) below, use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d)   In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits

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any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date), provided, however, that notwithstanding any of the foregoing, nothing in this Section 5.4 shall require Parent or any of its Subsidiaries to (x) propose, negotiate for, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any material assets or businesses of Parent and its Subsidiaries, taken as a whole, or any assets or businesses of the Company and its Subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a Company Material Adverse Effect, or (y) otherwise take or commit to take any actions that limit the freedom of action of Parent and its Subsidiaries with respect to, or their ability to retain, their material assets or one or more of their businesses, or the material assets or businesses of the Company and its Subsidiaries, taken as a whole, or the Surviving Corporation.

SECTION 5.5   Public Announcements.   Each of Parent and the Company shall issue a press release with respect to the execution of this Agreement, provided, that, the prior approval of the press release from the other party is obtained (which approval shall not be unreasonably withheld, conditioned or delayed). Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or the Nasdaq Stock Market (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.6   Access to Information; Confidentiality.   Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s properties, books, contracts, agreements and records and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws and (ii) other information concerning its business and properties as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of an attorney-client privilege. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of April 22, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”).

SECTION 5.7   Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

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SECTION 5.8   Indemnification and Insurance.

(a)   From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed on Section 5.8 of the Company Disclosure Schedule, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.8 (including in connection with enforcing the indemnity and other obligations provided for in this Section 5.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)   For the six-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, including a tail policy, issued by reputable insurers, providing at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium.

(c)   The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, agreement or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or

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modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(d)   In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

SECTION 5.9   Fees and Expenses.   Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

SECTION 5.10   Rule 16b-3.   Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 5.11   Employee Matters.   With respect to any individual employed by the Company or any of its Subsidiaries at the Closing Date (the “Company Employees”), Parent shall cause the Surviving Corporation to provide such Company Employee with the following compensation and benefits for the time during the 12 month period immediately following the Closing Date that such Company Employee is employed by the Surviving Corporation (or any of its Subsidiaries): (i) base salary and annual bonus targets equal to the level of base salary and annual bonus target amounts for such Company Employees as in effect on the Closing Date, (ii) employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than the employee benefit plans, programs, contracts and arrangements provided by the Company and its Subsidiaries to Company Employees prior to the Closing Date, as well as, for any Company Employee who does not have contractual severance benefits, severance benefits that are consistent with Parent’s severance practices with employees of Parent that are similarly situated to the affected Company Employee with respect to skills, responsibilities and job scope, provided, however, that nothing in this Section 5.11 shall be construed as any guarantee of employment or any obligation of Parent, the Company or the Surviving Corporation to continue the employment of any Company Employee for any period of time after the Closing. Parent or one of its affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its affiliates in connection with any Tax-qualified pension plan, 401(k) savings plan, cafeteria plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its affiliates which is made available following the Closing Date by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement; provided, however, that with respect to any defined benefit pension plan maintained by Parent or one of its affiliates in which such Company Employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a Tax-qualified pension or savings plan maintained by the Company or one of its affiliates. Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date.

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SECTION 5.12   Delisting.   Parent shall cause the Company’s securities to be de-listed from the Nasdaq Stock Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.13   Termination of Plans.   Effective as of no later than the day immediately preceding the Closing Date and contingent on the Closing, the Company shall cause to be terminated any and all Company Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the Closing Date) pursuant to resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to prior review of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than 15 calendar days prior to the Closing Date.

ARTICLE VI

Conditions Precedent

SECTION 6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained;

(b)   Antitrust.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any waiting period (and any extension thereof) or other pre-consummation approvals applicable to the Merger and required to be obtained under Foreign Antitrust Laws shall have been terminated, shall have expired or shall have been obtained;

(c)   No Injunction or Restraints.   No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(d)   No Government Action.   There shall not be pending any action, suit or other proceeding by any Governmental Authority (i) seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to Parent and its Subsidiaries, taken as a whole, or any damages that would reasonably be expected to result in a Company Material Adverse Effect in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking the sale, divestiture or disposition of any material assets or businesses of Parent and its Subsidiaries, taken as a whole, or any assets or businesses of the Company and its Subsidiaries the sale, divestiture or disposition of which would reasonably be expected to result in a Company Material Adverse Effect, or (iii) otherwise seeking to limit the freedom of action of Parent and its Subsidiaries with respect to their material assets or one or more of their businesses, or the material assets or businesses of the Company and its Subsidiaries, taken as a whole, or the Surviving Corporation.

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SECTION 6.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

(c)   Financial Advisor Opinion.   The Financial Advisor Opinion shall not have been withdrawn, revoked or adversely modified or, if the Financial Advisor Opinion shall have been withdrawn, revoked or adversely modified, a subsequent fairness opinion issued by a reputable investment bank reasonably satisfactory to Parent shall not have been withdrawn, revoked or adversely modified.

SECTION 6.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date hereof and true and correct as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

Termination

SECTION 7.1   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)   by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

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(b)   by either of the Company or Parent:

           (i)  if the Merger shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

         (ii)  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, nonappealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

        (iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)   by the Company:

           (i)  if the Company Stockholder Approval has not been obtained and concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal and the Company complies with its Termination Fee payment obligations under Section 7.3 hereof;

         (ii)  if (A) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes expressly permitted by this Agreement or (y) where failure to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have a Material Adverse Effect on Parent and would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement, or (B) Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty business days after Parent receives from the Company written notice of such inaccuracy, breach or failure; or

(d)   by Parent:

           (i)  if (A) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which must be untrue or incorrect as of such particular date), except (x) for changes permitted by this Agreement or (y) where failure to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect and would not impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty business days after the Company receives from Parent written notice of such inaccuracy, breach or failure; or

29

         (ii)  if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company Board of Directors shall have approved or recommended another Takeover Proposal or withdrawn its approval of the Merger or (C) the Company or any of it Subsidiaries shall have entered into any Company Acquisition Agreement; or

        (iii)  if the Company shall have received a Takeover Proposal from any Person and the Company Board of Directors took a neutral position or made no recommendation with respect to such Takeover Proposal and did not publicly reaffirm the Company Board Recommendation in favor of the Merger and the Transactions after a reasonable amount of time (and in no event more than ten business days following such receipt) has elapsed for the Company Board of Directors to review and make a recommendation with respect to such Takeover Proposal.

SECTION 7.2   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.9, Section 7.2 and Section 7.3, ARTICLE VIII, and the last sentence of Section 5.6, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement at any time), and there shall be no liability on the part of Parent or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3   Termination Fee.   The Company shall pay to Parent a termination fee of $4,528,000 in cash (the “Termination Fee”) in the event that (i) the Company terminates this Agreement pursuant to Section 7.1(c)(i); (ii) Parent terminates this Agreement pursuant to Sections 7.1(d)(ii); or (iii) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii) or Parent terminates this Agreement pursuant to Section 7.1(d)(i) hereof, provided, in the case of this clause (iii), that (A) after the date hereof and prior to such termination, a Takeover Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a Company Acquisition Agreement with respect to such Takeover Proposal. Payment of the Termination Fee under this Section 7.3 shall be paid by wire transfer of same day funds to an account designated by Parent, in the event of payment pursuant to clause (i) above on the date of termination of this Agreement, in the event of payment pursuant to clause (ii) above within three business days following the date of termination of this Agreement, and in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by the Company of the Company Acquisition Agreement regarding such Takeover Proposal.

ARTICLE VIII

Miscellaneous

Section 8.1   No Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance, in whole or in part, after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2   Amendment or Supplement.   At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such stockholder approval.

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Section 8.3   Extension of Time, Waiver, Etc.   At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto or (c) waive compliance by any other party with any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall impair such right or operate as a waiver thereof nor shall any single or partial waiver or extension preclude any other or further waiver or extension or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5   Counterparts.   This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, together with the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, by or among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of ARTICLE II and Section 5.8 and Section 5.10 are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7   Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State without giving effect to any choice or conflict of law provision or rule (whether in the state of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the state of Delaware.

(b)   All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action, proceeding or claim. Each party hereto agrees not to bring any action, proceeding or claim arising out of or relating to this Agreement in any other Court. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)   Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 8.8   Specific Enforcement.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other

31

remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.9   Notices.   All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by reputable nationwide overnight courier service (providing proof of delivery) to the intended recipient at the following addresses:

If to Parent or Merger Sub, to:

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad, CA 92008

Attention:  General Counsel

Facsimile:  (760) 476-6326

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention: Jeffrey T. Baglio

Facsimile:  (858) 677-1401

If to the Company, to:

BioSource International, Inc.

542 Flynn Road

Camarillo, CA 93012

Attention:  Chief Executive Officer

Facsimile:  (805) 384-4163

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention:  Craig W. Adas

Facsimile:  (650) 802-3100

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10   Severability.   If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full

32

force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11   Definitions.

(a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the State of Delaware are authorized or required by Law to be closed.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.11 of the Company Disclosure Schedule, after making due inquiry of other officers charged with senior administrative or operational responsibility of such matters.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a joint venture, an unincorporated organization, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Walk-Away Date” shall mean November 30, 2005.

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The following terms are defined on the page of this Agreement set forth after such term below:

401(k) Plan	27
Agreement	2
Antitrust Laws	23
Balance Sheet Date	10
Bankruptcy and Equity Exception	8
Certificate	3
Certificate of Merger	2
Closing	2
Closing Date	2
Code	5
Company	2
Company Acquisition Agreement	21
Company Adverse Recommendation Change	21
Company Board Recommendation	19
Company Charter Documents	8
Company Common Stock	3
Company Disclosure Schedule	6
Company Employees	26
Company ESPP	6
Company Material Adverse Effect	7
Company Pension Plan	12
Company Plan	12
Company Preferred Stock	8
Company SEC Documents	9
Company Stock Plans	8
Company Stockholder Approval	9
Company Stockholders Meeting	19
Confidentiality Agreement	24
DGCL	2
Dissenting Shares	5
Dissenting Stockholders	5
Effective Time	2
Environmental Laws	13
ERISA	12
Exchange Act	9
Filed Company SEC Documents	10
Financial Advisor Opinion	13
Foreign Antitrust Laws	9
Indemnitee	25
Insurance Policy	17
Intellectual Property	14
Laws	10
Licensed Intellectual Property	14
Liens	7
Material Adverse Effect	7
Material Contracts	16
Merger	2
Merger Consideration	3

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Merger Sub	2
Option	6
Option Consideration	6
Parent	2
Patent	14
Paying Agent	3
Permits	10
Proprietary Intellectual Property	14
Proxy Statement	9
Representatives	21
Restraints	27
Rights	3
Rights Agreement	3
Securities Act	7
Superior Proposal	22
Surviving Corporation	2
Takeover Proposal	22
Tax Returns	11
Taxes	11
Termination Fee	30
Voting Agreement	2
Warrant Consideration	6
Warrants	8

Section 8.12   Interpretation.

(a)   The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INVITROGEN CORPORATION
By:	/s/ JOHN D. THOMPSON
	Name:	John D. Thompson
	Title:	Senior Vice President, Corporate Development
ERROL ACQUISITION CORPORATION
By:	/s/ DAVID F. HOFFMEISTER
	Name:	David F. Hoffmeister
	Title:	President and Chief Financial Officer
BIOSOURCE INTERNATIONAL, INC.
By:	/s/ TERRANCE J. BIEKER
	Name:	Terrance J. Bieker
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX B

UBS Securities (USA) LLC
1999 Avenue of the Stars
Los Angeles, CA 90067
www.ubs.com

July 25, 2005

The Board of Directors
Biosource International, Inc.
542 Flynn Road
Camarillo, California 93012

Dear Members of the Board:

We understand that Biosource International, Inc., a Delaware corporation (the “Company”), proposes to enter into a transaction whereby Invitrogen Corporation, a Delaware corporation (“Invitrogen”), will acquire the Company. Pursuant to the terms of a draft Agreement and Plan of Merger dated July 25, 2005 (the “Merger Agreement”), among the Company, Invitrogen, and Errol Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Invitrogen (“Merger Sub”), (i) Merger Sub will be merged with and into the Company (the “Merger”), and (ii) in connection with the Merger, each outstanding share of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive $12.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock (other than Genstar Capital Partners II, L.P., Stargen II LLC or their affiliates) of the Merger Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as the exclusive financial advisor to the Company in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent on the consummation of the Merger. A portion of such fee is payable in connection with this opinion. In the past, UBS and its predecessors have not provided investment banking services to the Company. UBS and its predecessors have previously provided investment banking services to Invitrogen and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company or Invitrogen and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Merger Agreement or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that the final executed form of the merger agreement does not differ in any material respect from the draft Merger Agreement dated July 24, 2005 that we have examined, and that Invitrogen, Merger Sub and the Company will comply with all the material terms of the Merger Agreement. We further have assumed,

UBS Investment Bank is a business group of UBS AG.

UBS Securities (USA) LLC is a subsidiary of UBS AG.

with your consent, that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company (including estimates of the number of fully diluted shares as of June 30, 2005), that were provided to us by management of the Company and not publicly available; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed current and historical market prices and trading volumes of the Company Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of business we believe to be generally comparable to those of the Company; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions we believe to be generally relevant;   (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate. At your direction, we contacted a number of third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than Genstar Capital Partners II, L.P., Stargen II LLC or their affiliates).

Very truly yours,
UBS SECURITIES LLC
By:		By:
	Name: Jeffrey Raich	Name: Anton Sahazizan
	Title: Managing Director	Title: Director

2

ANNEX C

Section 262 of the Delaware General Corporation Law

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given,

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provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has

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submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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BIOSOURCE INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints     and     , jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of BioSource International, Inc., a Delaware corporation, which the undersigned is entitled to vote at the special meeting of stockholders to be held at 542 Flynn Road, Camarillo, CA 93012 on     , 2005, at 9:00 a.m. Pacific time, or any adjournment or postponement thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth on the reverse of this proxy card.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

(Continued on reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED FOR THE PROPOSALS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.

Proposal to adopt the Agreement and Plan of Merger, dated as of July 25, 2005, by and among Invitrogen Corporation, Errol, a direct wholly owned subsidiary of Invitrogen Corporation, and BioSource International, Inc., and approve the merger.

		FOR	AGAINST	ABSTAIN
		☐	☐	☐
2.	Proposal to grant discretionary authority to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Signature	Date	Signature	Date

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.